Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

ASMEDIA TECHNOLOGY INC.,

APEX MERGER SUB INC.

and

TECHPOINT, INC.

Dated as of January 15, 2025

TABLE OF CONTENTS

ARTICLE 1 THE MERGER		2

1.1	The Merger	2
1.2	Closing and Effective Time of the Merger	3

ARTICLE 2 CONVERSION OF SECURITIES IN THE MERGER		3

2.1	Conversion of Securities	3
2.2	Payment for Securities; Surrender of Certificates	3
2.3	Dissenting Shares	6
2.4	Treatment of Stock Options, Restricted Stock Units, and Japanese Depository Shares	6
2.5	Withholding Rights	7
2.6	Adjustments	7

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		8

3.1	Corporate Organization	8
3.2	Capitalization	8
3.3	Authority; Execution and Delivery; Enforceability	10
3.4	No Conflicts	11
3.5	Disclosure Documents; Financial Statements; Undisclosed Liabilities	11
3.6	Absence of Certain Changes or Events	13
3.7	Proxy Statement and Tokyo Stock Exchange Announcement	13
3.8	Legal Proceedings	14
3.9	Compliance with Laws and Orders	14
3.10	Governmental Authorizations; Permits	16
3.11	Employee Benefit Plans	17
3.12	Employee and Labor Matters	18
3.13	Environmental Matters	19
3.14	Real Property; Title to Assets	20
3.15	Tax Matters	21
3.16	Material Contracts	22
3.17	Intellectual Property	24
3.18	Insurance	27
3.19	Broker’s Fees	27
3.20	Related Party Transactions	27
3.21	Takeover Statutes; Rights Plans	27
3.22	Opinion of Financial Advisor	27
3.23	Customers and Suppliers	27
3.24	No Other Representations or Warranties	28

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		29

4.1	Corporate Organization	29
4.2	Authority, Execution and Delivery; Enforceability	29
4.3	No Conflicts	29
4.4	Litigation	30
4.5	Financial Capability	30
4.6	Proxy Statement and Tokyo Stock Exchange Announcement	30
4.7	Ownership of Company Capital Stock	31
4.8	Solvency	31
4.9	Ownership of Merger Sub	31
4.10	No Stockholder and Management Arrangements	31
4.11	Brokers	31
4.12	No Other Representations and Warranties	31

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ARTICLE 5 COVENANTS		32

5.1	Conduct of Business by the Company Pending the Closing	32
5.2	Access to Information; Confidentiality	35
5.3	Non-Solicitation	36
5.4	Stockholders Meeting; Proxy Materials; Merger Sub Approval	38
5.5	Appropriate Action; Consents; Filings	39
5.6	Public Announcements	42
5.7	Employee Benefit Matters	42
5.8	Indemnification and Insurance	43
5.9	Parent Agreements Concerning Merger Sub	45
5.10	Takeover Statutes	45
5.11	Section 16 Matters	45
5.12	Stockholder Litigation	45
5.13	Stock Exchange Delisting	45
5.14	Conduct of Business by Parent Pending the Merger	46
5.15	Indirect Capital Gains Tax	46
5.16	Non-USRPHC Certificate	46

ARTICLE 6 CONDITIONS TO CONSUMMATION OF THE MERGER		46

6.1	Conditions to Obligations of Each Party Under This Agreement	46
6.2	Conditions to Obligations of Parent and Merger Sub Under This Agreement	46
6.3	Conditions to Obligations of the Company Under This Agreement	47
6.4	Frustration of Closing Conditions	47

ARTICLE 7 TERMINATION, AMENDMENT AND WAIVER		48

7.1	Termination by Mutual Consent	48
7.2	Termination by Either Parent or the Company	48
7.3	Termination By Parent	48
7.4	Termination by the Company	49
7.5	Notice of Termination; Effect of Termination	49
7.6	Fees and Expenses Following Termination.	50
7.7	Amendment	52
7.8	Waiver	52

ARTICLE 8 GENERAL PROVISIONS		53

8.1	Non-Survival of Representations, Warranties and Covenants	53
8.2	Notices	53
8.3	Definitions	54
8.4	Headings	65
8.5	Severability	65
8.6	Entire Agreement	65
8.7	Assignment	65
8.8	No Third Party Beneficiaries	66
8.9	Mutual Drafting; Interpretation	66
8.10	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury	66
8.11	Counterparts	67
8.12	Specific Performance; Remedies Cumulative	67
8.13	Disclaimer of Projections	68

Exhibits

Exhibit A	Form of Certificate of Incorporation of Surviving Corporation

Exhibit B	Form of Bylaws of the Surviving Corporation

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 15, 2025 (this “Agreement”), is made by and among ASMedia Technology Inc., a Taiwanese corporation (“Parent”), Apex Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Techpoint, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.3 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

RECITALS

WHEREAS, the Company, Parent and Merger Sub desire to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to which, except as otherwise provided in the Agreement, each share of common stock, no par value, of the Company issued and outstanding immediately prior to the Effective Time (the “Company Common Stock” or the “Shares”) shall be converted into the right to receive the Merger Consideration;

WHEREAS, the Board of Directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, approved for Merger Sub to enter into this Agreement and consummate the Transactions, including the Merger;

WHEREAS, the Board of Directors of Parent has, upon the terms and subject to the conditions set forth herein, approved this Agreement and the Transactions, including the Merger, and Parent, as the sole stockholder of Merger Sub, has duly executed and delivered to Merger Sub and the Company a written consent, to be effective by its terms immediately following execution of this Agreement, adopting this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, unanimously: (i) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of the Company and its stockholders; (ii) approved this Agreement and the Transactions, including the Merger; (iii) directed that this Agreement and the Transactions, including the Merger, be submitted to the stockholders of the Company for its adoption and approval; and (iv) recommended that the Company’s stockholders vote to adopt and approve this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, as an inducement to the willingness of Parent and Merger Sub to enter into this Agreement, each of the Supporting Stockholders have executed and delivered to Parent a voting support agreement, dated the date hereof (each, a “Support Agreement”), pursuant to which each of the Supporting Stockholders agrees to, among other things, vote their respective Shares in favor of the adoption and approval of this Agreement and the Transactions, including the Merger; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the covenants, premises, representations and warranties and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and as a wholly owned Subsidiary of Parent. The Merger shall be effected pursuant to the DGCL and shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL. The Merger and other transactions contemplated by this Agreement are collectively referred to herein as the “Transactions”.

(b) At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the certificate of incorporation of the Surviving Corporation shall be amended and restated so as to read in its entirety in the form set forth as Exhibit A hereto, and as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (subject to Section 5.8). In addition, the Company and the Surviving Corporation shall take all necessary action such that, at the Effective Time, the bylaws of the Surviving Corporation shall be amended so as to read in its entirety in the form set forth as Exhibit B hereto, and as so amended shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (subject to Section 5.8).

(c) At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the officers and directors of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time shall become the officers and directors of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d) If, at any time after the Effective Time, the Surviving Corporation shall determine, in its sole and exclusive discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.2 Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) shall take place at 8:00 a.m., Eastern time, on the third (3rd) Business Day after satisfaction or waiver by the party or parties entitled to the benefits of such conditions, of all of the applicable conditions set forth in ARTICLE 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), via electronic exchange of signature pages, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing actually occurs is referred to as the “Closing Date”. On the Closing Date (and subject to, and as soon as reasonably practicable after, the Paying Agent’s receipt of the Payment Fund), or on such other date as Parent and the Company may agree to, Merger Sub shall cause a certificate of merger (the “Certificate of Merger”), to be executed and filed in accordance with the relevant provisions of the DGCL and Merger Sub and the Company shall make all other filings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger (such date and time at which the Merger becomes effective hereinafter referred to as the “Effective Time”).

ARTICLE 2

CONVERSION OF SECURITIES IN THE MERGER

2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities of Merger Sub or the Company:

(a) Conversion of Shares. Each Share, other than the Shares to be cancelled or converted pursuant to Section 2.1(b) and the Dissenting Shares, shall be converted automatically into the right to receive $20.00 per Share (the “Merger Consideration”), payable net to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law as provided in Section 2.5, upon surrender of the Certificates or Book-Entry Shares in accordance with Section 2.2. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.2. No interest shall be paid or shall accrue on the Merger Consideration.

(b) Cancellation of Treasury Shares and Parent-Owned Shares. Each Share held by the Company as treasury stock or held directly by Parent or Merger Sub (or any direct or indirect wholly owned subsidiaries of the Company, Parent or Merger Sub) if applicable, in each case, immediately prior to the Effective Time, shall automatically be cancelled and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(c) Merger Sub Equity Interests. All shares of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become (in the aggregate) one share of validly issued, fully paid and non-assessable shares of common stock, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately after the Effective Time.

2.2 Payment for Securities; Surrender of Certificates.

(a) Paying Agent. At or prior to the Effective Time, the Company shall designate a nationally recognized and reputable bank or trust company to act as the paying agent (the identity and terms of designation and appointment of which shall be reasonably acceptable to Parent, it being understood that the Person specified in Section 2.2(a) of the Company Disclosure Schedule shall be deemed reasonably acceptable to Parent) for purposes of effecting the payment of the Merger Consideration in connection with the Merger in accordance with this ARTICLE 2 (the “Paying Agent”). The Surviving Corporation shall pay, or cause to be paid, the fees and expenses of the Paying Agent. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, as needed, the Aggregate Merger

Consideration to which holders of Shares (other than the Dissenting Shares) shall be entitled at the Effective Time pursuant to Section 2.1 (which, for the avoidance of doubt, shall not include any amount required to be paid by the Surviving Corporation in accordance with Section 2.4) (such funds, the “Payment Fund”) (it being agreed that the Parent’s delivery of an irrevocable MT103 in respect of the electronic funds transfer of the Payment Fund on or prior to the Closing Date and confirmation of the Paying Agent’s actual receipt of the Payment Fund will be sufficient evidence that the Parent has performed such deposit obligation on the Closing Date). The Payment Fund shall not be used for any purpose other than paying the Aggregate Merger Consideration to the applicable holders of Shares (other than the Dissenting Shares), and shall be invested by the Paying Agent as directed by Parent in its sole and exclusive discretion, pending payment thereof by the Paying Agent to the applicable holders of the Shares (other than the Dissenting Shares) in accordance with this ARTICLE 2; provided, however, that (i) no such investment shall relieve Parent (or its applicable Affiliates) or the Paying Agent from making the payments contemplated hereunder, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement, and (iii) any such investments shall be in obligations of, or guaranteed by, the United States government or rated A-1 or P-1 or better by Moody’s Investor Service, Inc. or Standard & Poor’s Corporation, respectively. Earnings from such investments shall be the sole and exclusive property of Parent or the Surviving Corporation, as Parent directs, and no part of such earnings shall accrue to the benefit of holders of Shares. In the event that the Payment Fund is insufficient to make the payments contemplated pursuant to Section 2.1, Parent shall promptly deposit, or cause to be deposited, with the Paying Agent such additional funds to ensure that the Paying Agent has sufficient funds to make such payments.

(b) Procedures for Surrender.

(i) Certificates. As soon as practicable after the Effective Time (and in no event later than two (2) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Shares represented by certificates (the “Certificates”), which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (A) a letter of transmittal in customary form and having such provisions as Parent and the Company shall agree before the Effective Time, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form as Parent and the Paying Agent shall reasonably agree; and (B) instructions for effecting the surrender of such Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) in exchange for payment of the applicable portion of the Aggregate Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) to the Paying Agent, together with delivery of a letter of transmittal, duly executed and completed and in proper form, with respect to such Certificates, the Paying Agent, in accordance with the letter of transmittal and instructions, shall transmit to the holder of such Certificates the Merger Consideration for each Share formerly represented by such Certificates (subject to any withholding of Taxes required by applicable Law as provided in Section 2.5), and any Certificate so surrendered shall forthwith be cancelled. If payment of a portion of the Aggregate Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered in the transfer records of the Company, it shall be a condition precedent of payment of such portion of the Aggregate Merger Consideration that (x) the Certificate so surrendered shall be properly endorsed or shall be accompanied by such documents reasonably required by the Paying Agent to evidence and effect such transfer, and (y) the Person requesting such payment shall have paid any Transfer Taxes required by reason of the payment of such applicable portion of the Aggregate Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. Until so surrendered or paid as contemplated hereby, each Certificate shall represent after the Effective Time only the right to receive the Merger Consideration in cash as contemplated by this Agreement.

(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated Shares represented by book-entry (“Book-Entry Shares”) shall be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, to receive the applicable portion of the Aggregate Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(a). In lieu thereof, each holder of record of one or more Book-Entry Shares held through The Depository Trust Company whose Shares were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver to The Depository Trust Company or its nominee as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share a cash amount in immediately available funds equal to the Merger Consideration (subject to any withholding of Taxes required by applicable Law as provided in Section 2.5), and such Book-Entry Shares of such holder shall be cancelled. Upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), the holder of Book-Entry Shares not held through The Depository Trust Company shall be entitled to receive in exchange therefor a cash amount in immediately available funds equal to the Merger Consideration (subject to any withholding of Taxes required by applicable Law as provided in Section 2.5), and such Book-Entry Shares so surrendered shall at the Effective Time be cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares so surrendered shall only be made to the Person in whose name such Book-Entry Shares are registered. Until so paid or surrendered as contemplated hereby, each Book-Entry Share shall represent after the Effective Time only the right to receive the Merger Consideration in cash as contemplated by this Agreement.

(c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Fund; Abandoned Property; No Liability. Any portion of the Payment Fund (including any interest received with respect thereto) made available to the Paying Agent that remains unclaimed by the holders of Certificates or Book-Entry Shares on the first anniversary of the Effective Time shall be returned to the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, upon demand, and any such holder who has not tendered its Certificates or Book-Entry Shares for the Merger Consideration in accordance with Section 2.2(b) prior to such time shall (subject to abandoned property, escheat or other similar Laws) thereafter look only to Parent and the Surviving Corporation (as general unsecured creditors) for delivery of the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.5, in respect of such holder’s surrender of their Certificates or Book-Entry Shares and in compliance with the procedures in Section 2.2(b). Any portion of the Aggregate Merger Consideration remaining unclaimed by the holders of Certificates or Book-Entry Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation, the Paying Agent or their respective affiliates shall be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the applicable portion of the Aggregate Merger Consideration payable in respect thereof pursuant to Section 2.1(a). Parent may, in its reasonable discretion and as a condition precedent to the payment of such portion of the Aggregate Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.3 Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, to the extent permitted by applicable Law, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by holders of such Shares who have not voted in favor of the adoption and approval of this Agreement, including the Merger, or consented thereto in writing and who are entitled to and have properly demanded appraisal of such shares of Company Common Stock in accordance with Section 262 of the DGCL or otherwise pursuant to applicable Law (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares shall be entitled to only such consideration as may be due with respect to such Dissenting Shares pursuant to Section 262 of the DGCL or otherwise pursuant to applicable Law, unless and until any such holder fails to perfect, withdraws, or otherwise loses its appraisal rights under applicable Law (including the DGCL) with respect to such Shares. If, after the Effective Time, any such holder fails to perfect, effectively withdraws or otherwise loses such rights pursuant to Section 262 of the DGCL or otherwise pursuant to applicable Law or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL or otherwise pursuant to applicable Law, such Dissenting Shares shall thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, on the terms and subject to the conditions in this Agreement and shall no longer constitute Dissenting Shares hereunder. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto other than such rights as are provided to holders of Dissenting Shares pursuant to Section 262 of the DGCL or otherwise pursuant to applicable Law. The Company shall give Parent (i) prompt written notice of any demands received by the Company for appraisals of shares of Company Common Stock, withdrawals of such demands and any other instruments relating to appraisal demands received by the Company pursuant to Section 262 of the DGCL or otherwise pursuant to applicable Law and (ii) the opportunity and right to participate, at Parent’s sole expense, in all negotiations and proceedings with respect to such demands and the Company shall consider in good faith comments or suggestions proposed by Parent with respect to such demands; provided, that, after the date hereof until the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise to comply with Section 262 of the DGCL or other applicable Law.

2.4 Treatment of Stock Options, Restricted Stock Units, and Japanese Depository Shares.

(a) Treatment of Options. Effective as of immediately prior to the Effective Time, by virtue of the Merger, and without any action on the part of Parent, Merger Sub, the Company or any holder of any securities of the Company, each option to purchase Shares that is outstanding immediately prior to the Effective Time (if any) (each a “Company Option”) and is vested as of immediately prior to the Effective Time shall automatically be cancelled without any action on the part of any holder or beneficiary thereof and be converted into the right to receive (without interest) a lump sum cash payment (less applicable Tax withholdings) equal to the product of (x) the total number of Shares underlying the Company Option multiplied by (y) the excess, if any, of the Merger Consideration over the per Share exercise price of such Company Option (the “Option Consideration”); provided, that, any such Company Option with respect to which the per Share exercise price subject thereto is equal to or greater than the Merger Consideration shall be canceled effective as of the Effective Time for no consideration. Any unvested Company Option, if any, shall be cancelled for no consideration effective as of the Effective Time. Parent shall cause the Surviving Corporation to pay to each of the holders of vested Company Options the applicable Option Consideration (less any applicable withholding Taxes and without interest) on the next regular payroll date following the Closing Date (but in no event earlier than the date of receipt of file-stamped evidence of the Merger filing from the Secretary of State of the State of Delaware).

(b) Treatment of Restricted Stock Units. Effective as of immediately prior to the Effective Time, by virtue of the Merger, and without any action on the part of Parent, Merger Sub, the Company or any holder of any securities of the Company, each restricted stock unit award subject to time-based vesting restrictions that is outstanding under any Company Equity Plan immediately prior to the Effective Time (each, a “Company RSU”), shall be converted into an award that entitles the holder thereof, if and when vested, to receive an amount in cash equal to (x) the total number of Shares represented by the corresponding Company RSU multiplied by (y) the Merger Consideration. Except as provided in the immediately preceding sentence, each such cash-settled award subject to this Section 2.4(b) shall have the same terms and conditions (including the vesting schedule) as applied to the corresponding Company RSU. After the Effective Time, to the extent that, and on each regular payroll date immediately after, any such cash-settled award subject to this Section 2.4(b) has become vested in accordance with its applicable vesting terms and conditions, the Surviving Corporation will pay such corresponding vested portion of such award to the applicable holder thereof, net of withholding Taxes (without interest).

(c) Treatment of Japanese Depository Shares. Following the payment described in Section 2.1(a), pursuant to the Trust Agreement, each holder of the Company’s Japanese Depository Shares shall receive their distribution of residual assets from the JDR Trustees called for through the liquidation process of the trust in accordance with Article 69 of the Trust Agreement. The Company, prior to the Effective Time, and the Surviving Corporation, at and following the Effective Time, shall take all reasonably necessary actions, if any, to ensure that such liquidation process will occur in accordance with the Trust Agreement and that such distributions described above are made in accordance with the Trust Agreement.

(d) Termination of Company Equity Plans. As of the Effective Time, the Company Equity Plans shall be terminated and no further Shares, Company Options, Company RSUs, other Equity Interests in the Company or other rights with respect to Shares shall be granted thereunder. Following the Effective Time, no such Company Option, Company RSU, Equity Interest or other right that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such Company Option, Company RSU, Equity Interest or other right shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.4.

(e) Board Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall provide such notices, if any, to the extent required under the terms of any of the Company Equity Plans, adopt appropriate resolutions and take such other actions as are necessary, advisable, and appropriate to effect the transactions described in this Section 2.4.

2.5 Withholding Rights. The Company, Parent, Merger Sub, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Law. Parent, Merger Sub, the Surviving Corporation and the Paying Agent, as the case may be, shall use commercially reasonable efforts to provide prior notice to the Company of any such deduction or withholding and shall reasonably cooperate with the Company to minimize or eliminate such deduction or withholding to the extent reasonably practicable and permitted by Law, and provided that such cooperation shall not result in an unreasonable delay to Closing. The notice and cooperation requirement described in the preceding sentence shall not apply to (a) withholding required due to the compensatory nature of the applicable payment, (b) U.S. federal backup withholding, or (c) withholding due to the Company’s failure to timely deliver the certificate described in Section 5.17. To the extent that amounts are deducted or withheld and paid to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

2.6 Adjustments. In the event that, between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur as a result of any stock split, reverse stock split, stock dividend (including any dividend or distribution of Equity Interests convertible into or exchangeable for Shares), recapitalization, reclassification, combination, exchange of shares or other similar event, the Merger Consideration shall be equitably adjusted to reflect such event and to provide to holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.6 shall be deemed to permit or authorize the Company to take any such action or effect any such change that it is not otherwise authorized or permitted to take pursuant to Section 5.1.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub (the “Company Disclosure Schedule”) concurrent with the execution of this Agreement (with specific reference to the representations and warranties in this ARTICLE 3 to which the information in such schedule relates; provided that disclosure in the Company Disclosure Schedule as to a specific representation or warranty shall qualify any other sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent on its face that such disclosure relates to such other sections), and (b) as otherwise disclosed or identified in the Company Disclosure Documents filed or furnished with applicable Governmental Entities on or after January 1, 2021 and prior to the date hereof (other than any forward-looking disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of the Company Disclosure Documents or any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Corporate Organization. Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and, to the extent applicable, in active status or good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or organizational, as the case may be, power and authority to own, operate, lease or otherwise hold its properties and assets and to carry on its business as it is now being conducted, except where the failure to be duly organized, validly existing, in active status or in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to be material to the Company and/or its Subsidiaries. Each of the Company and its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The copies of the Restated Certificate of Incorporation (the “Company Charter”) and Bylaws (the “Company Bylaws”) of the Company, as most recently filed with the Company Disclosure Documents, and the certificate of incorporation, certificate of formation, bylaws, operating agreement or equivalent organizational documents of each Subsidiary of the Company that have been made available to Parent are true, complete and correct copies of such documents as in effect as of the date of this Agreement. None of the Company or any such Subsidiary is in violation of any of the provisions of the Company Charter or the Company Bylaws or such organizational documents, as applicable, in any material respect.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of seventy-five million (75,000,000) shares of Company Common Stock with a $0.0001 par value, and five million (5,000,000) shares of preferred stock with a $0.0001 par value. As of January 9, 2025, (i) 18,624,209 Shares (other than treasury shares) were issued and outstanding, all of which were duly authorized, validly issued and fully paid, nonassessable and free of preemptive or similar rights, (ii) 389,781 Shares were subject to outstanding Company Options, (iii) 540,950 Shares were subject to outstanding Company RSUs, and (iv) no shares of preferred stock were outstanding. There are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal or similar right with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any Shares or any capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a true and complete list, as of January 9, 2025, of each outstanding Company Equity Award, including: (i) the employee identification number of holder thereof, (ii) the number of shares of Company Common Stock subject to such outstanding Company Equity Award, (iii) the date on which such Company Equity Award was granted or issued, (iv) the exercise or purchase price of such Company Equity Award, if applicable, (v) the vesting schedule and other vesting conditions (if any) of such Company Equity Award, and (vi) the date on which such Company Equity Award expires. All Shares subject to issuance under a Company Equity Plan, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive or similar rights, purchase options, calls or rights of first refusal or similar rights and issued in compliance with applicable securities Laws and other applicable Law and all other requirements set forth in applicable Contracts.

(c) Except for as set forth on Section 3.2(b) of the Company Disclosure Schedule, the Company is not obligated to issue, grant or enter into, as applicable, any option, warrant, security, unit, right or Contract to acquire shares of capital stock of the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Company Common Stock. As of the date of this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or options, warrants, calls, puts, convertible or exchangeable securities, subscriptions, phantom stock, stock appreciation rights, stock-based performance units, other rights to acquire shares of capital stock of the Company, other rights that give the holder thereof any economic interest of a nature accruing to the holders of Company Common Stock or other rights with respect to the Company, except for (i) the withholding of shares of Company Common Stock to satisfy, on the terms and subject to the conditions of the applicable Company Equity Plan, Tax obligations with respect to awards granted pursuant to the Company Equity Plans, and (ii) in connection with Company Equity Awards upon settlement or forfeiture of awards or payment of the exercise price of Company Options. There are no outstanding bonds, debentures, notes or other indebtedness of the Company or any Subsidiary having the right to vote (or convertible into, or exchangeable for, shares of capital stock of the Company or such Subsidiary having the right to vote) on any matters on which holders of Company Common Stock or any other capital stock of, or other Equity Interests in, the Company or any Subsidiary, may vote. Neither the Company nor any Subsidiary is a party to any voting trusts or similar agreements with respect to the voting of the Company Common Stock or any other capital stock of, or other Equity Interests in, the Company or any Subsidiary, including electing, designating or nominating any director of the Company or any of the Subsidiaries. Since October 1, 2023, through the date hereof, other than in the ordinary course consistent with past practice, the Company has not established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any Company Common Stock or any other capital stock of, or other Equity Interests in, the Company. Neither the Company nor any of the Subsidiaries are subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment with respect to Company Common Stock to any current or former holder of any Company Common Stock.

(d) Section 3.2(d) of the Company Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of the Company and the authorized, issued and outstanding Equity Interests of each such Subsidiary. None of the Company or any of its Subsidiaries holds an Equity Interest in any other Person. Each outstanding share of capital stock of or other Equity Interest in each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or one or more of its wholly owned Subsidiaries free and clear of all Liens, other than Permitted Liens. As of the date of this Agreement, there are no options, warrants, calls, puts, convertible or exchangeable securities, subscriptions, phantom stock, stock appreciation rights, stock-based performance units, other rights to acquire shares of capital stock of, or other Equity Interests in, any Subsidiary of the Company or Contracts to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound (i) obligating any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional capital stock or other Equity Interests of such Subsidiary, or any security convertible into or exchangeable for such capital stock or other Equity Interests, (ii) obligating any Subsidiary to issue, grant or enter into, as applicable, any such option, warrant, security, unit, right or Contract, or (iii) giving any Person the right to receive any economic interest of any nature accruing to the holders of equity securities of any Subsidiary. As of the date of this Agreement, there are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or other Equity Interests or options, warrants, calls, puts, convertible or exchangeable securities, subscriptions, phantom stock, stock appreciation rights, stock-based performance units, other rights to acquire equity securities of any Subsidiary, other rights that give the holder thereof any economic interest of a nature accruing to the holders of equity securities with respect to any Subsidiary. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other Person, other than with respect to any wholly owned Subsidiary of the Company.

3.3 Authority; Execution and Delivery; Enforceability.

(a) The Company has all necessary power and authority to enter into, execute and deliver this Agreement and any Ancillary Agreement to which it is a party, to perform and comply with each of its obligations under this Agreement and such Ancillary Agreements and, assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.7 and subject to the receipt of the Company Stockholder Approval and the Required Regulatory Authorizations, and compliance with Regulatory Laws, to consummate the Transactions, in each case, in accordance with the terms of this Agreement and the Ancillary Agreements to which it is a party. The adoption, execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party, the performance and compliance by the Company with each of its obligations herein and therein, and the consummation by it of the Transactions and the transactions contemplated by such Ancillary Agreements have been duly authorized by all necessary corporate action on the part of the Company, assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.7 and subject to receipt of the Company Stockholder Approval and the Required Regulatory Authorizations, and no other corporate proceedings on the part of the Company and no other stockholder votes are necessary to authorize this Agreement or the consummation by the Company of the Transactions. The Company has duly and validly executed and delivered this Agreement and the Ancillary Agreements to which it is a party dated on or before the date hereof and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement and each Ancillary Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and subject, as to enforceability and general principles of equity (“Bankruptcy and Enforceability Exceptions”).

(b) The Company Board, at a meeting duly called and held, unanimously duly adopted resolutions (which, as of the execution and delivery of this Agreement by the Parties, have not been rescinded, modified or withdrawn in any way and are in full force and effect) (i) determining that this Agreement, the Ancillary Agreements to which the Company is a party and the Transactions, including the Merger, and the other transactions contemplated by such Ancillary Agreements are advisable, fair to and in the best interests of the Company and its stockholders, approving this Agreement, the Ancillary Agreements to which the Company is a party and the Transactions, including the Merger, and the other transactions contemplated by such Ancillary Agreements, and declaring that this Agreement, the Ancillary Agreements to which the Company is a party and the Transactions, including the Merger, and the other transactions contemplated by such Ancillary Agreements are advisable, fair to and in the best interests of the Company and its stockholders, (ii) directing that this Agreement and the Transactions, including the Merger, be submitted to the stockholders of the Company for their adoption and approval, and (iii) recommending that the Company’s stockholders adopt and approve this Agreement and the Transactions, including the Merger (the “Company Board Recommendation”).

(c) The only vote or consent of holders of any class or series of Shares or other Equity Interests of the Company necessary to adopt or approve this Agreement and the Ancillary Agreements to which the Company is a party and to consummate the Transactions, including the Merger, and the other transactions contemplated by such Ancillary Agreements is the affirmative vote or consent of the holders of a majority of Shares that are outstanding and entitled to vote thereon at the Company Stockholders Meeting (the “Company Stockholder Approval”). No other vote of the holders of Shares or any other Equity Interests of the Company is necessary to consummate the Transactions. Except for the Company Stockholder Approval and the filing of the Certificate of Merger as required by the DGCL, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement, the Ancillary Agreements to which the Company is a party, the performance by the Company of its covenants or obligations hereunder or thereunder or the consummation of the Transactions or the other transactions contemplated by such Ancillary Agreements.

3.4 No Conflicts.

(a) The execution and delivery of this Agreement by the Company does not and will not, and the performance of this Agreement by the Company will not, (i) assuming the Company Stockholder Approval is obtained, conflict with or violate any provision of the Company Charter or the Company Bylaws or any equivalent organizational documents of any Subsidiary of the Company, (ii) assuming that all consents, approvals, authorizations and permits (“Consents”) described in Section 3.4(b) have been obtained and all filings and notifications described in Section 3.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) require any consent, approval, authorization, filing or notification under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) on any property or asset of the Company or any of its Subsidiaries pursuant to, any Company Material Contract to which the Company or any of its Subsidiaries is party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not and will not, and, assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.3(b), the consummation by the Company of the Transactions and compliance by the Company with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) as required under the Exchange Act (including the filing with the SEC of the Proxy Statement), the rules and regulations of the Tokyo Stock Exchange, and any other applicable U.S. state or federal securities laws, (ii) the filing and recordation of the Certificate of Merger as required by the DGCL, (iii) receipt of the Required Regulatory Authorizations, (iv) as required under any applicable Antitrust Laws, and (v) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.5 Disclosure Documents; Financial Statements; Undisclosed Liabilities.

(a) The Company has filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Company with the SEC under the Securities Act or the Exchange Act and has filed or disclosed all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed with or disclosed to the Director-General of the Kanto Local Finance Bureau or other relevant Japanese Governmental Entities under the FIEA, and/or with the Tokyo Stock Exchange under its applicable rules and regulations since January 1, 2021 (collectively, the “Company Disclosure Documents”). None of the Subsidiaries of the Company is or has at any time since January 1, 2021, been subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act or any equivalent public reporting requirements in any non-U.S. jurisdictions.

(b) As of its respective filing date (or, if amended or superseded prior to the date of this Agreement, on the filing date of such amendment), each Company Disclosure Document complied as to form in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, the rules and regulations of the SEC promulgated thereunder, the FIEA and the requirements of the Tokyo Stock Exchange applicable to such Company Disclosure Document and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and each Company Disclosure Document filed or furnished with the SEC or filed or disclosed pursuant to the applicable requirements of the FIEA or the Tokyo Stock Exchange subsequent to the date of this Agreement will comply, in all material respects, with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, the applicable rules and regulations of the SEC promulgated thereunder, the applicable requirements of the FIEA and the applicable requirements of the Tokyo Stock Exchange. As of the date of this Agreement, there are no outstanding or unresolved comments (i) received from the SEC with respect to any Company Disclosure Documents that would be required to be disclosed under Item 1B of Form 10-K under the Exchange Act, or (ii) received from any applicable Japanese Governmental Entity.

(c) The consolidated financial statements of the Company included in the Company Disclosure Documents (including, in each case, any notes or schedules thereto) (the “Company Disclosure Financial Statements”) (i) fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders’ equity deficit of the Company and its Subsidiaries (on a consolidated basis) as of the respective dates of and for the periods referred to in the Company Disclosure Financial Statements, (ii) were prepared in accordance with GAAP as applied by the Company (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), subject, in the case of interim Company Disclosure Financial Statements, to normal year-end adjustments and the absence of notes and other presentation items as permitted by the applicable rules and regulations of the SEC and (iii) comply as to form in all material respects with the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and published rules and regulations of the SEC with respect thereto, the FIEA and the applicable requirements of the Tokyo Stock Exchange.

(d) The Company has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act, or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act) with respect to all applicable Company Disclosure Documents. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act, which controls and procedures are designed to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company Disclosure Documents. The Company has established and maintains a system of internal accounting controls that comply with the requirements of the Exchange Act and that have been designed by, or under the supervision of, their respective principal executive and principal financial officers, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (A) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on its financial statements. From the date of the filing of the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2023 to the date of this Agreement, neither the Company’s auditors, nor the Company has been advised in writing of (1) any “significant deficiencies” or “material weaknesses” (each as defined in Rule 12b-2 of the Exchange Act) identified in management’s assessment of internal control over financial reporting as of and for the year ended December 31, 2023 (nor has any such deficiency or weakness been identified as of the date hereof) or (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and, in each case, neither the Company nor, to the Knowledge of the Company, any of its Representatives has failed to disclose such information to the Company’s auditors or the Company Board. Since September 30, 2023, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Tokyo Stock Exchange.

(e) The Company and its Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued), required by GAAP to be reflected or reserved on a consolidated balance sheet of the Company (or the notes thereto) except (i) as disclosed, reflected or reserved against in the most recent balance sheet included in the Company Disclosure Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent balance sheet included in the Company Disclosure Financial Statements, none of which (A) individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, or (B) are liabilities directly or indirectly related to a material breach of Contract, breach of warranty, tort, infringement, Proceeding or violation of or non-compliance with Law, (iii) for liabilities and obligations arising out of or in connection with this Agreement, the Merger or the Transactions, to the extent permitted or contemplated by this Agreement, and (iv) for other liabilities and obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.6 Absence of Certain Changes or Events. Since December 31, 2023 through the date of this Agreement, the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course consistent with past practice (other than with respect to the Transactions). Since December 31, 2023 through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that would have constituted a breach of, or required Parent’s consent pursuant to, Section 5.1 had the covenants therein applied since December 31, 2023.

3.7 Proxy Statement and Tokyo Stock Exchange Announcement.

(a) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Shares and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company to such portions thereof that relate to Parent and its Subsidiaries, including Merger Sub, or to statements made therein based on information supplied by or on behalf of Parent for inclusion or incorporation by reference therein). The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and other applicable Law.

(b) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Company’s notice regarding the execution of this Agreement to be announced through the website of the Tokyo Stock Exchange (the “Tokyo Stock Exchange Announcement”) will, at the date that the Tokyo Stock Exchange Announcement or any amendment or supplement thereto is disclosed through the website of the Tokyo Stock Exchange contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company to such portions thereof that relate to Parent and its Subsidiaries, including Merger Sub, or to statements made therein based on information supplied by or on behalf of Parent for inclusion or incorporation by reference therein). The Tokyo Stock Exchange Announcement will comply as to form, in all material respects, the applicable requirements of the Tokyo Stock Exchange.

3.8 Legal Proceedings. There are no Proceedings pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties or any of the officers or directors of the Company alleging losses, costs, charges, settlement payments, awards, judgements, fines, penalties, damages, expenses (including reasonable attorneys’, actuaries’, accountants’ and other professionals’ fees, disbursements and expenses), liabilities, claims or deficiencies of any kind (a) in excess of $500,000 or (b) seeks material injunctive or other material non-monetary relief. Neither the Company nor any of its Subsidiaries nor any of their respective assets or properties is or are subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.9 Compliance with Laws and Orders.

(a) The Company and its Subsidiaries are in compliance and since December 31, 2021 have been in compliance with all Laws and Orders applicable to the Company or any of its Subsidiaries or any assets owned or used by any of them (except for any such past noncompliance as has been remedied and imposes no continuing obligations or costs on the Company or its Subsidiaries), except where any such non-compliance, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written communication since December 31, 2021 from a Governmental Entity or other Person regarding any actual or alleged violations or failure to comply with any such Law or Order, except where any such non-compliance, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) In the past five (5) years, none of the Company or any of its Subsidiaries, director, officer, or other employee acting on behalf of the Company or any of its Subsidiaries or, to the Knowledge of the Company, agent or third party acting on behalf of any of the Company or any of its Subsidiaries (collectively, the “Company Representatives”), has directly or indirectly: (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made, offered, paid, promised to pay, or authorized any unlawful payment to any foreign or domestic Government Official, or to any foreign or domestic political party or campaign, or any Person under the circumstances where the Company or any of its Subsidiaries or any Company Representative knew that all or a portion of such unlawful payment would be offered, given, or promised, directly or indirectly, to a Person (A) for the purpose of influencing any act or decision of a Government Official in his or her official capacity, or inducing a Government Official to do or omit to do any act in violation of his or her lawful duties, or securing any improper advantage, or inducing a Government Official to influence or affect any act or decision of any Governmental Entity; or (B) in a manner which would constitute or have the purpose or effect of bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or advantage, or would otherwise violate any provision of any applicable Anti-Corruption Law; or (iii) made, offered, gave, or authorized any bribe, rebate, payoff, influence payment, kickback or any other type of unlawful payment.

(c) For purposes of this Section 3.9(b), “Anti-Corruption Law” means Laws relating to anti-bribery or anti-corruption (governmental or commercial), which apply to the business and dealings of the Company and any of its Subsidiaries, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, government employee or commercial entity to obtain or retain business or a business advantage such as, without limitation, the PRC Criminal Law, the PRC Law on Anti-Unfair

Competition and the U.S. Foreign Corrupt Practices Act of 1977, each as amended from time to time, and all applicable Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions; and “Government Official” means (i) any official, officer, employee or representative of, or other individual acting in an official capacity for or on behalf of, any Governmental Entity or agency or instrumentality thereof (including any state-owned or controlled enterprise), (ii) any political party or party official or candidate for political office, or (iii) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any person described in the foregoing clause (i) or (ii) of this definition; an “unlawful payment” shall include any transfer of funds or any other thing of value, such as a gift, transportation or entertainment, which transfer is contrary to any applicable Law, including any payment to a third party all or part of the proceeds of which is used for a corrupt payment. None of the Company, any of its Subsidiaries or any other entity under their control, or any of their officers, directors, or employees in each case acting in their capacity as such has been charged, prosecuted or, to the Knowledge of the Company, investigated, for any violation of any applicable Anti-Corruption Law.

(d) Since January 1, 2022, the Company and each of its Subsidiaries and, to the Knowledge of the Company, each entity under their control (i) has been and is in compliance in all material respects with all U.S. Export and Import Laws and all applicable Foreign Export and Import Laws; and (ii) has complied in all material respects with, all of its licenses, registrations and other authorizations for export, re-export, deemed export or re-export, transfer or import required in accordance with U.S. Export and Import Laws and Foreign Export and Import Laws for the conduct of its business, except, in each case, that, individually or in the aggregate, would not be material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2022, none of the Company or any of its Subsidiaries has been cited or fined for a material failure to comply with any U.S. Export and Import Law or Foreign Export and Import Law, and no material economic sanctions-related, export-related or import-related Proceeding, investigation or inquiry is, or has been pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any officer or director of the Company or any of its Subsidiaries (in his or her capacity as an officer or director of the Company or any of its Subsidiaries) by or before (or, in the case of a threatened matter, that would come before) any Governmental Entity.

(e) Since January 1, 2022 (except where otherwise expressly indicated below), none of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any entity under their control or any of their respective directors, officers, employees or agent acting on behalf of the Company or any of its Subsidiaries (i) is or has been a Person with whom transactions are prohibited or limited under any U.S. Export and Import Law or Foreign Export and Import Law, including those administered by OFAC, the Bureau of Industry and Security of the U.S. Department of Commerce, the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury or any other similar Governmental Entity; (ii) has violated or made a disclosure (voluntary or otherwise) to a responsible Governmental Entity regarding compliance with any U.S. Export and Import Law or Foreign Export and Import Law; (iii) has engaged in any prohibited transaction or other prohibited dealing directly or indirectly with any country with whom a U.S. person (as defined by the U.S. Export and Import Laws and regulations administered by OFAC, 31 C.F.R. Parts 500-598) or a person subject to the jurisdiction of the United States is otherwise prohibited from dealing under U.S. Export and Import Law, including the Crimea, Donetsk or Luhansk Regions of Ukraine, Cuba, Iran, or North Korea or the Governments (including instrumentalities) of Iran or Venezuela (a “Sanctions Target”); or (iv) has employed or is currently employing at any of its facilities a foreign person within the meaning of the ITAR or the EAR who is a national of any Sanctions Target, except, in each case, that, individually or in the aggregate, would not be material to the Company and its Subsidiaries, taken as a whole.

(f) No Proceeding has been brought, or to the Knowledge of the Company is threatened against the Company or any of its Subsidiaries or any officer or director of the Company or any of its Subsidiaries (in his or her capacity as an officer or director of the Company or any of its Subsidiaries) by or before (or, in the case of a threatened matter, that would come before) any Governmental Entity with respect to the Currency and Foreign Transactions Reporting Act of 1970 (as amended), the U.S. PATRIOT Act (as amended) or any applicable anti-money laundering Laws of those jurisdictions where the Company or any of its Subsidiaries conduct business. The Company, its Subsidiaries and their directors, officers and employees, in each case acting in their capacity as such, have complied in all material respects with all applicable anti-money laundering Laws.

(g) There are no claims, damages, liabilities, obligations, losses, penalties, actions, judgments and/or, to the Knowledge of the Company, allegations asserted against, paid or payable by the Company or each of its Subsidiaries, or any of its directors, officers, employees, or, to the Knowledge of the Company, agents, representatives or other Persons acting on their behalf in relation to the conduct of the business by such Company or Subsidiaries in connection with non-compliance with any applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions by such Person.

3.10 Governmental Authorizations; Permits.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and its Subsidiaries hold, and since October 1, 2023 have held, all Governmental Authorizations, and have made all filings required under applicable Laws, necessary to enable the Company and its Subsidiaries to conduct their respective businesses in the manner in which such businesses are currently being conducted; (ii) all such Governmental Authorizations are valid and in full force and effect or expired at a time when such Governmental Authorizations no longer were required; and (iii) each of the Company and its Subsidiaries is, and since October 1, 2023 has been, in compliance with the terms and requirements of such Governmental Authorizations. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since October 1, 2023, none of the Company or any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Entity regarding (i) any actual or alleged violation of or failure to comply with any term or requirement of any Governmental Authorization or (ii) any actual or threatened revocation, withdrawal, suspension, cancellation or termination of any Governmental Authorization.

(b) The Company and each of its Subsidiaries have all governmental licenses, permits, certificates, franchises, tariffs, grants, easements, variances, consents, orders, approvals, clearances, exemptions, registrations, enrollments, provider and supplier numbers, accreditations and authorizations (“Permits”) necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is and, since October 1, 2023, has been valid, subsisting and in full force and effect, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company represents and warrants that (i) the operation of the Company and its Subsidiaries as currently conducted is not, and has not been since October 1, 2023, in violation of, nor is the Company or its Subsidiaries in default or violation under, any Permit (except for such past violation or default as has been remedied and imposes no continuing obligations or costs on the Company or its Subsidiaries), and (ii) to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any Permit, except, in the case of both (i) and (ii), where any such default or violation of such Permit, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. There are no actions pending or, to the Knowledge of the Company, threatened that seek the revocation, cancellation or modification of any Permit, except where any such revocation, cancellation or modification, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(c) TECHPOINT JAPAN K.K. (the “Japanese Subsidiary”) has not conducted, and will not conduct, any FEFTA Designated Business, other than the integrated circuits business subject to Japan Standard Industrial Classification number: 2814. Other than the Japanese Subsidiary, the Company does not have any Subsidiary formed under Japanese Law or having primary place of business in Japan, or other entity formed under Japanese Law or having primary place of business in Japan with respect to which the Company and its Subsidiaries collectively hold fifty percent (50%) or more of voting rights.

3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) compensation, employment, consulting, end of service or severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy, or (iii) other benefit or compensation plan, agreement, policy or arrangement, including any pension, retirement, profit-sharing, deferred compensation, stock option, equity or equity-based compensation, stock purchase, employee stock ownership, vacation, holiday pay or other paid time off, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and other employee benefit plans or fringe benefit plans, in each case, (A) that is sponsored, maintained, administered, contributed to or entered into by the Company or its Subsidiaries for the current or future benefit of any current or former director, officer, employee or individual independent contractor of the Company or its Subsidiaries (each, a “Company Service Provider”) or (B) with respect to which the Company or its Subsidiaries has any direct or indirect liability (each of such plans, agreements, arrangements, programs or policies described in the foregoing clauses (i)-(iii), a “Company Benefit Plan”); provided, for the avoidance of doubt, that the following Company Benefit Plans need not be specifically set forth on Section 3.11(a) of the Company Disclosure Schedule: (i) any employment contract that is in all material respects consistent with a standard form previously made available to Parent where the severance period or required notice of termination provided is not in excess of ninety (90) days or such longer period as is required under local Law, (ii) any plan or arrangement sponsored or maintained by a Governmental Entity; and (iii) any Company Equity Award or Contract related to a Company Equity Award that is disclosed pursuant to Section 3.2(b). For the avoidance of doubt, any collective bargaining or similar agreement shall constitute a Company Benefit Plan. True, correct and complete copies of each Company Benefit Plan (and any amendments thereto) and (1) all material contracts relating thereto (including all trust agreements, insurance or annuity contracts, investment management agreements, record keeping agreements), (2) the most recent determination, advisory, notification or opinion letter of the IRS, if applicable, (3) the most recent summary plan description, (4) any coverage and non-discrimination testing results for the three (3) most recent years, and (5) all written non-routine correspondence relating to any audit, investigation or correction associated with any Company Benefit Plan received by the Company or its Subsidiaries has been provided to Parent. The Company has separately identified on Section 3.11(a) of the Company Disclosure Schedule each Company Benefit Plan that is maintained, sponsored, contributed to, or required to be maintained, sponsored or contributed to by the Company or its Subsidiaries primarily for the benefit of employees outside of the United States (a “Non-U.S. Company Benefit Plan”).

(b)

(i) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code.

(ii) Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter or is the subject of an opinion or advisory letter from the IRS as to its qualified status.

(iii) There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan.

(iv) No Proceeding (other than routine benefits claims) has been brought, or to the Knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor.

(c) Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, no Company Benefit Plan is or was within the past six (6) years, and neither the Company, any of its Subsidiaries nor any of their respective ERISA Affiliates has during the past six years sponsored, maintained, contributed to or been required to maintain or contribute to (i) a pension plan subject to Title IV of ERISA, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, or (iii) a multiple employer plan as described in Section 413(c) of the Code.

(d) Except as provided for under this Agreement or as set forth in Section 3.11(d) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any current or former Company Service Providers to any compensation or benefit (including any bonus, retention or severance pay, retirement or job security payment or benefit) under any of the Company Benefit Plans, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under any of the Company Benefit Plans, or (iii) limit or restrict the right of the Company of any of its Subsidiaries or, after the Closing, Parent, to merge, amend or terminate any Company Benefit Plans.

(e) No Company Benefit Plan provides post-employment, medical, disability or life insurance benefits to any former employee or their dependents, other than (i) as required by Law, (ii) the full cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee), (iii) benefits provided during any period during which the former employee is receiving severance pay, or (iv) for coverage through the end of the month in which a termination of employment occurs.

(f) All material contributions (including all required and discretionary (in accordance with historical practices) employer contributions and employee salary reduction contributions), premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made in accordance with the terms of the Company Benefit Plans or any applicable Laws have been timely made or, to the extent not yet due, properly accrued for on the books and records of the Company and its Subsidiaries (and in such case will be subsequently made).

(g) Except as set forth on Section 3.11(g) of the Company Disclosure Schedule, no payment, benefit or other right that will be made or provided in connection with the Merger (whether alone or in conjunction with any other event, whether contingent or otherwise) that would, individually or collectively, reasonably be expected to result in a parachute payment within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up or indemnify any individual with respect to any Tax under Section 4999 of the Code.

(h) Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries or the imposition of a material Tax on any employee under Section 409A(a)(1)(B) of the Code, each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A of the Code) has been operated in material compliance with Section 409A of the Code and has materially complied with applicable documentary requirements of Section 409A of the Code.

(i) Each Non-U.S. Company Benefit Plan: (i) if intended to qualify for special Tax treatment, is so qualified; (ii) if required to be registered with a Governmental Entity, is so registered; and (iii) the fair market value of the assets of each Non-U.S. Company Benefit Plan, the liability of each insurer for any Non-U.S. Company Benefit Plan funded through insurance, or the book reserve established for any such plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such plan.

3.12 Employee and Labor Matters.

(a) The Company and each of its Subsidiaries: (i) has been in compliance in all material respects with all applicable Laws and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, use of genetic information, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Company Employees and contingent workers; and (ii) has been in compliance in all material respects with all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing Company Employees.

(b) Neither the Company nor any of its Subsidiaries is party to, subject to, or contemplating entering into any collective bargaining agreement or other agreement with any labor organization, work council, or trade union with respect to any of its or their operations as of the date of this Agreement. No material work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed within the United States is pending, or to the Knowledge of the Company, threatened, or has occurred, and, no material work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed outside the United States is pending, or to the Knowledge of the Company, threatened, or has occurred. None of the Company Employees is represented by a labor organization, work council, or trade union and, to the Knowledge of the Company, there is no organizing activity of or by any labor organization, trade union, or work council directed at the Company or any of its Subsidiaries, or any Company Employees. There are no Proceedings pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any current or former Company Service Provider or applicant, including charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law.

(c) The Company and its Subsidiaries have not received or been subject to any formal complaints, claims or actions alleging sexual harassment, sexual misconduct, or discrimination committed by any director, officer or other senior managerial employee of the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries entered into any settlement agreements with respect to sexual harassment, sexual misconduct, or discrimination.

3.13 Environmental Matters. Except as set forth on Section 3.13 of the Company Disclosure Schedule, and as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and each of its Subsidiaries (i) is and has been since October 1, 2023 in compliance with all, and is not subject to any liability arising under any, Environmental Laws, (ii) has held, and currently holds, all material Environmental Permits necessary for the conduct of their business and the use of their properties and assets, as currently conducted and used, and (iii) has been and is in compliance with their respective Environmental Permits.

(b) There are no Proceedings pending nor, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has, to the Knowledge of the Company, received any notification, notice, demand, request for information, citation, summons or complaint, in each case relating to any Environmental Law, Environmental Permit or Hazardous Material.

(c) None of the Company or any of its Subsidiaries (i) has entered into or agreed to any Order or is otherwise subject to any judgment, decree, or judicial or administrative order relating to Environmental Laws, Environmental Permits or Hazardous Materials, or (ii) has assumed or is an indemnitor by contract or otherwise in connection with any liability or obligation relating to Environmental Laws or otherwise relating to any Hazardous Materials.

(d) There has been no Release, treatment, storage, transportation, handling, use, manufacture, sale, disposal, arranging for or permitting the disposal of, exposure to any Person to, or ownership or operation of any property or facility contaminated by, any Hazardous Materials, in each case as has given or would reasonably be expected to give rise to a material liability of the Company or its Subsidiaries under Environmental Laws.

(e) No Hazardous Material has been Released at, on, under, to, in or from (i) any location by or on behalf of, (ii) any property or facility now or previously owned, leased or operated by, or (iii) any property or facility to which any Hazardous Material has been transported for disposal, recycling or treatment by or on behalf of, in each case the Company or any of its Subsidiaries (or any of their respective predecessors).

(f) The Company and its Subsidiaries have made available to Parent copies of all Phase I and Phase II Environmental Site Assessments concerning any current or former properties, facilities, or operations of the Company and its Subsidiaries from the last five (5) years, and any other material environmental reports, audits, and assessments from the last five (5) years relating to the current or former properties, facilities, or operations of the Company and its Subsidiaries in each case that are in the possession, control, or custody of the Company or its Subsidiaries and that are not, or do not contain information that is otherwise in the public domain or accessible on governmental databases.

(g) This Section 3.13 contains the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to matters pertaining to Hazardous Materials and/or that are governed under Environmental Laws.

3.14 Real Property; Title to Assets.

(a) Except as set forth on Section 3.14(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries currently own a fee interest in any real property or, except as have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, have any outstanding liabilities or obligations with respect to any formerly owned real property.

(b) Section 3.14(b) of the Company Disclosure Schedule sets forth a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries (collectively, the “Company Leased Real Property”). Except as would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Leased Real Property is subject to any Lien, other than Permitted Liens. Except as would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or any of its Subsidiaries has assigned, subleased, licensed or otherwise granted the right to use or occupy any portion of any Company Leased Real Property to any Person. Except as set forth on Section 3.14(b) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) all leases or other agreements under which the Company or any of its Subsidiaries occupies Company Leased Real Property (each, a “Lease”) are in full force and effect and are valid and enforceable in accordance with their terms, and the applicable Company/Subsidiary has, and has the right to, exclusive, quiet possession and quiet enjoyment of the applicable Company Leased Real Property; (ii) no Company or any of its Subsidiaries is in default or breach under any Lease or has received any notice of default from the lessor party thereto, nor are there any existing defaults or breaches by the lessor thereunder; (iii) no condition exists which, but for the giving of notice or the passage of time, would constitute a breach or default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party pursuant to any Lease, or permit termination, modification or acceleration by any party to any Lease; and (iv) to the Knowledge of the Company, the owners of the Company Leased Real Property have not made any assignment, mortgage, pledge or hypothecation of any Lease or the rents or use fees due thereunder.

(c) Except as set forth on Section 3.14(c) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) to the Company’s Knowledge, each parcel of Company Leased Real Property is in compliance with all existing Laws applicable to such Company Leased Real Property in all material respects; (ii) neither the Company nor any of its Subsidiaries has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and to the Knowledge of the Company there are no such Proceedings threatened, affecting any portion of the Company Leased Real Property; and (iii) to the Company’s Knowledge, the Company or applicable Subsidiary’s use, occupancy and operation of the Company Leased Real Property in the manner in which it is now occupied and operated by such Company or Subsidiary complies with all applicable building code, fire code, health code, zoning, land use, safety and similar applicable Laws.

(d) The Company or a Subsidiary of the Company has good and marketable title to, or a valid and binding leasehold or other interest in, all material tangible personal property purported to be owned by the Company and its Subsidiaries that is necessary in all material respects for the conduct of the business of the Company and its Subsidiaries, free and clear of all Liens (except for Permitted Liens).

3.15 Tax Matters. For the avoidance of doubt, references herein to the Company include its Branch Offices.

(a) All material Tax Returns that are required by applicable Law to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate in all material respects.

(b) Each of the Company and its Subsidiaries has timely paid all material Taxes due and payable by it (including any Taxes required to be withheld from amounts owing to, or collected from, any employee, creditor, or other third party), other than Taxes being contested, or that will be contested, in good faith or for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and its Subsidiaries.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no ongoing audit, examination, investigation or other proceeding with respect to any Taxes of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity that any such audit, examination, investigation or other proceeding is contemplated or pending. No written claim has been made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns of a particular type that the Company or a Subsidiary, as the case may be, is or may be subject to Tax of such type or to any obligation to file any Tax Return, in that jurisdiction.

(d) Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholders of the Company or other Person.

(e) Neither the Company nor any of its Subsidiaries has waived or extended any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which such waiver or extension remains in effect.

(f) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code (or any similar provision of state, local, or non-U.S. Law) in the two (2) years prior to the date of this Agreement.

(g) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or any similar group for federal, state, local or foreign Tax purposes. Without limiting the foregoing, neither the Company nor any of its Subsidiaries has been required to reduce any tax attributes under Treasury Regulations Section 1.1502-36(d) or any similar provision under any applicable Tax law.

(h) Neither the Company nor any of its Subsidiaries has any liability for any Taxes of any Person (other than the Taxes of the Company or any of its Subsidiaries) (i) under Treasury Regulations Section 1.1502-6 (or any analogous or similar state, local or non-U.S. Law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.

(i) Neither the Company nor any of its Subsidiaries has any application pending with the IRS requesting permission for any changes in accounting methods. Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date under any provision of federal, state, local or non-U.S. law as a result of any (i) change in method of accounting (including pursuant to Section 481 of the Code) (or any similar provision of state, local or non-U.S. Law) for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received outside of the ordinary course of business, on or prior to the Closing Date, (iv) “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, (v) any election under Section 965 of the Code, (vi) utilization of dual consolidated losses described in Treasury Regulations issued under Section 1503(d) of the Code on or prior to the Closing Date (or any similar provision of state, local or non-U.S. law), or (vii) any intercompany transaction within the meaning of Treasury Regulations Section 1.1502-13 (or any similar provisions of state, local or non-U.S. law).

(j) There are no Liens for Taxes upon any property or assets of the Company or its Subsidiaries, except for Permitted Liens.

(k) Neither the Company nor any of its Subsidiaries has entered into any transaction that is or is substantially similar to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any other transaction requiring disclosure under analogous provisions of state, local or non-U.S. Law.

(l) None of the Company or any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement, other than such an agreement or arrangement (i) solely between or among the Company and its current wholly owned Subsidiaries or between or among its current wholly owned Subsidiaries or (ii) entered into in the ordinary course of business the primary purpose of which is not related to Taxes.

(m) The Company and each of its Subsidiaries have been in compliance in all material respects with all applicable documentation and record-keeping requirements under applicable transfer pricing Laws in all jurisdictions in which the Company or a Subsidiary, as the case may be, does business.

(n) None of the non-U.S. Subsidiaries acquired substantially all of the properties held directly or indirectly by a U.S. corporation, or substantially all of the properties constituting a trade or business of a U.S. entity treated as a partnership for U.S. federal income tax purposes.

3.16 Material Contracts.

(a) Section 3.16(a) of the Company Disclosure Schedule contains a true, correct and complete list of each of the following undischarged or unsatisfied Contracts (other than any Company Benefit Plans) in force as of the date hereof to which the Company is a party (each such Contract included or required to be included in such list, a “Company Material Contract”):

(i) each Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) Contracts with any of the top ten (10) largest customers of the Company and its Subsidiaries in terms of dollar amounts paid or payable during the twelve (12)-month period ended December 31, 2024 (each, a “Significant Customer”) that involved, during the twelve (12) month ended on December 31, 2024, or is expected to involve, during the twelve (12) months ending on December 31, 2025, aggregate payments in excess of $500,000;

(iii) Contracts with any of the top ten (10) largest suppliers of the Company and its Subsidiaries by purchases made by the Company or any of its Subsidiaries in terms of dollar amounts paid or payable during the twelve (12)-month period ended December 31, 2024 (each, a “Significant Supplier”) that involved, during the twelve (12) month ended on December 31, 2024, or is expected to involve, during the twelve (12) months ending on December 31, 2025, aggregate payments in excess of $500,000;

(iv) other than with respect to an entity that is wholly owned by the Company or any of its Subsidiaries, Contracts concerning the establishment or operation of a partnership, joint venture or limited liability company in which the Company or any of its Subsidiaries holds an equity interest, or that is material to the Company and its Subsidiaries, taken as a whole;

(v) (A) licenses or sublicenses of (or other Contracts in which the Company or any of its Subsidiaries grants or is granted a similar right to use) Intellectual Property from or to any third party (other than (1) non-exclusive licenses or sublicenses of generally commercially available shrink-wrap or off-the-shelf software programs, in each case, with annual license fees or a total replacement cost of less than $500,000 or (2) non-exclusive licenses or sublicenses to customers in the ordinary course of business consistent with past practice, or (3) non-exclusive licenses or sublicenses ancillary to commercial agreements entered into in the ordinary course of business consistent with past practice) or (B) a Contract to which the Company or any of its Subsidiaries is a party that, since September 30, 2023 provided or provides for the assignment of Intellectual Property to or from any third party (except for inventor assignments), in the case of each of clauses (A) and (B), except for such assignments, licenses and sublicenses that are not material to the Company and its Subsidiaries, taken as a whole;

(vi) other than any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, any Contract with an employee or independent contractor of the Company or any of its Subsidiaries that provides for annual base compensation in excess of $250,000;

(vii) indentures, credit agreements, loan agreements and similar instruments pursuant to which the Company or any of its Subsidiaries has or will incur or assume any indebtedness for borrowed money or has or will guarantee or otherwise become liable for any indebtedness of any other Person for borrowed money other than any indentures, credit agreements, loan agreements or similar instruments between or among any of the Company and any of its wholly-owned Subsidiaries, in each case in excess of $500,000 individually;

(viii) Contracts under which the Company or any of its Subsidiaries has directly or indirectly guaranteed outstanding indebtedness or other liabilities of any Person (other than the Company or any of its wholly-owned Subsidiaries), or provided or assumed security interest, off-balance sheet arrangement, contingent obligation or indemnity, the value of which exceeds $500,000 individually;

(ix) Contracts under which the Company or any of its Subsidiaries, directly or indirectly, has agreed to make, after the date hereof any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its wholly-owned Subsidiaries), the value of which exceeds $500,000 individually;

(x) Contracts that require the future acquisition from another Person to the Company or any of its Subsidiaries, or future disposition to another Person by the Company or any of its Subsidiaries, of assets or capital stock or other equity interest of another Person, and other Contracts that relate to an acquisition by or to the Company or any of its Subsidiaries or similar transactions, in any such case, after the date hereof, the value of which exceeds $500,000 individually;

(xi) settlement, conciliation or similar Contracts, including any such agreement with any Governmental Entity, that would require the Company or any of its Subsidiaries to pay, after taking into account amounts paid or payable by insurance, consideration of more than $500,000 after the date hereof or that contains material continuing restrictions on the business or operations of or other non-monetary obligations of the Company or its Subsidiaries;

(xii) Contracts that obligate the Company or any of its Subsidiaries to make any future capital investment or capital expenditure outside the ordinary course of business and in excess of $500,000 individually or $3,000,000 in the aggregate;

(xiii) each Contract that provides for indemnification of any officer, director or employee by the Company under which the Company is subject to any indemnification obligation in effect;

(xiv) Contracts containing any stockholders, investors rights, registration rights or similar agreements or arrangements;

(xv) any Contract with or involving a Governmental Entity;

(xvi) any Contract relating to the formation, creation, operation, management or control of, a partnership, joint venture, strategic cooperation or similar arrangement;

(xvii) Contracts containing a material “most favored nation” provision or equivalent preferential pricing terms to which the Company or any of its Subsidiaries is subject;

(xviii) Contracts containing minimum volume requirements or commitments or exclusive purchasing arrangements, other than transport contracts in the ordinary course of business; or

(xix) Contracts granting to any Person an option, right of first refusal, right of first offer or similar preferential right with respect to the sale, transfer or other disposition of any (i) business or line of business of the Company or any of its Subsidiaries, or (ii) a material portion of the assets or properties of the Company or any of its Subsidiaries.

(b) The Company has made available to Parent a true and complete copy of each Company Material Contract. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Company Material Contracts are valid, binding and in full force and effect and are enforceable by the Company or the applicable Subsidiary in accordance with their terms, subject to Bankruptcy and Enforceability Exceptions, (ii) the Company, or the applicable Subsidiary, has performed all obligations required to be performed by it under the Company Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of the Company, no other party to any Company Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, (iii) neither the Company nor any of its Subsidiaries has, to the Knowledge of the Company, received notice that it has breached, violated or defaulted under any Company Material Contract, and (iv) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice of the foregoing or from the counterparty to any Company Material Contract regarding an intent to terminate, cancel, or materially modify any Company Material Contract (whether as a result of a change of control or otherwise).

3.17 Intellectual Property.

(a) Section 3.17(a) of the Company Disclosure Schedule sets forth a true and complete list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) internet domain name registrations, in each case that are included in the Company Owned Intellectual Property (clause (i) through (iv), collectively, the “Company Registered Intellectual Property”) (identifying in each case the record and beneficial title holder and describing any applicable filing and registration particulars). The Company Owned Intellectual Property is subsisting and, to the Knowledge of the Company, with respect to issued patents and registered trademarks and copyrights, valid and enforceable. All items of Company Registered Intellectual Property that are registrations are currently in force and those that are applications are currently pending. To the Knowledge of the Company, all registration, maintenance and renewal fees applicable to the Company Registered Intellectual Property that are currently due have been paid and all documents and certificates related to such items have been filed with the relevant Governmental Entity or other authorities in the applicable jurisdictions for the purposes of maintaining such items. No Proceeding is pending or, to the Knowledge of the Company, has been threatened, that challenges the scope, validity, enforceability, registration or ownership of any Company Owned Intellectual Property.

(b) The Company or one of its Subsidiaries is the sole and exclusive owner of the Company Owned Intellectual Property and possesses all right, title and interest in and to the Company Owned Intellectual Property and its rights under the Company Licensed Intellectual Property, in each case free and clear of all Liens (other than Permitted Liens). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, the Company and its Subsidiaries own all right, title and interest in, or have a valid and enforceable license to use, all Intellectual Property used or held for use in, or otherwise necessary for, the conduct of the respective businesses of the Company and its Subsidiaries as currently conducted.

(c) There exist no material restrictions on the disclosure, use, license or transfer of the Company Owned Intellectual Property. The consummation of the Transactions will not (i) alter, encumber, impair or extinguish any Company Intellectual Property or impair the right of Parent or any of its affiliates to develop, use, sell, license or otherwise exploit or dispose of, or to bring any action for the infringement, misappropriation or other violation of, any Company Intellectual Property or (ii) encumber any of the Intellectual Property licensed or owned by Parent or any of its affiliates, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Neither the Company nor any of its Subsidiaries, nor the operation of the business of the Company and its Subsidiaries, infringes, misappropriates, dilutes, or otherwise violates (and, since September 30, 2021 (and, with respect to Patents, in the six years prior to the date hereof), has not infringed, misappropriated, diluted or otherwise violated) any Intellectual Property rights of any Person, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written claim, demand, or notice (including any offer to license) alleging any such infringement, misappropriation, dilution, or violation, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating, or has infringed, misappropriated, diluted or otherwise violated, any Company Owned Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There is no Proceeding pending, or to the Company’s Knowledge, threatened against, or affecting, the Company or any of its Subsidiaries, (x) that is based upon, challenges or seeks to deny or restrict the rights of the Company or its Subsidiaries in the Company Owned Intellectual Property or (y) alleging that the operation of the business of the Company and its Subsidiaries, or the use of any Company Intellectual Property or any services provided, processes used or products manufactured, used, imported or sold by the Company or any of its Subsidiaries, infringes upon, misappropriates or otherwise violates any Intellectual Property of any other Person, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have not incorporated, used, licensed or linked any open source or similar Software code in or with or to the Company’s or its Subsidiaries’ proprietary Software or any other Software included in the Company Owned Intellectual Property or distributed by, or otherwise used in the business of, the Company or any of its Subsidiaries in a manner, or under terms and conditions, that (x) requires or would require that any of such Software (other than open source software) be (A) made available, licensed, disclosed or distributed in source code form, (B) freely licensed at no cost for the purpose of making modifications or derivative works, (C) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (D) redistributable at no charge or (y) grants or would require the grant of a royalty-free license to any Person of such Software. The Company and its Subsidiaries have not delivered or made available, or agreed to deliver or make available, the source code for any Software included in the Company Owned Intellectual Property to any Person, except to employees and contractors performing services on behalf of the Company pursuant to written Contracts containing a binding obligation to maintain the confidentiality of such source code and reasonably protecting the Company’s and Company’s Subsidiaries’ rights to such source code.

None of such Software included in the Company Owned Intellectual Property is subject to any agreement with any Person under which the Company or any of its Subsidiaries has deposited, or would be required to deposit, into escrow the source code of such Software and no such source code has been released to any Person, or is entitled to be released to any Person, by any escrow agent. The consummation of the Transactions will not trigger the release of any source code of any such Software.

(f) The Company and its Subsidiaries take and have taken commercially reasonable actions, consistent with industry standards, to maintain, enforce, protect and preserve the confidentiality of all Company Intellectual Property, the value of which to the Company and its Subsidiaries is contingent upon maintaining the confidentiality thereof. To the Knowledge of the Company, no such Company Intellectual Property has been disclosed other than to employees, representatives and agents of the Company and its Subsidiaries, all of whom are bound by written confidentiality agreements or otherwise subject to a legally enforceable duty of confidentiality.

(g) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each current and former employee, consultant, independent contractor or other Person who has contributed to or participated in the development of any Company Owned Intellectual Property for or on behalf of the Company or its Subsidiaries has executed a valid and enforceable written assignment agreement sufficient in all material respects to irrevocably transfer all rights, title and interest in that Intellectual Property to the Company or a Subsidiary of the Company, including whereby such employee, consultant, independent contractor or other Person, as applicable, presently assigns to the Company or its Subsidiaries, as applicable, any ownership interest and right they may have in all such Intellectual Property.

(h) The IT Systems operate and perform materially in accordance with their documentation and functional specifications and otherwise in a manner adequate and sufficient for the operation of the business of each of the Company and its Subsidiaries as currently conducted, to the Knowledge of the Company, free and clear of all bugs, errors, defects, Trojan horses, time bombs, backdoor, malware, spyware, disabling code or instructions or other corruptants. There have been no known material failures or outages of any IT Systems. The Company and its Subsidiaries have each taken commercially reasonable actions, consistent with industry standards, to monitor, maintain, enforce, protect and preserve the confidentiality, continuous operation, redundancy, security and integrity of all IT Systems (and all data, information (including Personal Information) and transactions transmitted thereby or stored or contained therein) against any unauthorized use, access, interruption, disablement, modification, loss or corruption, including the implementation and maintenance of commercially reasonable data security, data backup, data storage, system redundancy, disaster avoidance and recovery procedures, business continuity procedures and encryption and other security procedures, protocols and technologies, in each case, with respect to the IT Systems consistent with industry standards and practices.

(i) Without limiting Section 3.17(h), the Company and its Subsidiaries have implemented and maintained reasonable security measures consistent with industry practices designed to protect data relating to the customers of their respective businesses (including Personal Information) (“Customer Data”), under their possession or control from unauthorized access. Neither the Company nor any of its Subsidiaries has experienced any material breaches, failures, outages, unauthorized uses of or accesses to, interruption, disablement, modification, loss, corruption or other compromise of or relating to any IT Systems (or any data, information (including Personal Information or Customer Data) or transactions stored or contained therein or transmitted thereby) (each, a “Security Incident”). To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has been notified of any such Security Incident.

(j) The Company and its Subsidiaries have materially complied, and are currently in material compliance, with all applicable Information Privacy Requirements. No Proceeding has been filed, commenced or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any failure to comply with any Information Privacy Requirements, and there are no pending investigations by any Governmental Entity relating to the compliance of the Company or any of its

Subsidiaries with any applicable Information Privacy Requirements. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have not notified any Governmental Entity or other Person of any Security Incident. The Company and each of its Subsidiaries have made all disclosures as required by applicable Information Privacy Requirements. To the Knowledge of the Company, the consummation of the Transactions will not breach or otherwise cause any material violation by the Company or any of its Subsidiaries of any applicable Information Security Requirement.

3.18 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all insurance policies maintained by the Company and its Subsidiaries are in full force and effect with financially sound and reputable insurers and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default, and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no written notice of cancellation or termination, other than in the ordinary course of business, has been received with respect to any such policy.

3.19 Broker’s Fees. Except for the fees and expenses of Greenhill, the Company’s financial advisor, neither the Company nor any of its Subsidiaries nor any of their respective officers or directors on behalf of the Company or such Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

3.20 Related Party Transactions. Neither the Company nor any of its Subsidiaries is party to any transaction or arrangement under which any (a) present or former executive officer or director of the Company or any Subsidiary, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of equity of the Company or (c) affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other Contract with or binding upon the Company or any Subsidiary or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K.

3.21 Takeover Statutes; Rights Plans. Assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.7, no “fair price,” “business combination,” “control share acquisition,” “moratorium” or similar anti-takeover statute or regulation or any similar provision of the Company Charter or Company Bylaws that is applicable to the Merger or the other Transactions.

3.22 Opinion of Financial Advisor. The Company Board has received the oral opinion of Greenhill & Co., LLC (“Greenhill”), an affiliate of Mizuho Americas LLC (which has subsequently been confirmed in writing), to the effect that, as of such date, and based upon and subject to the limitations, qualifications and assumptions set forth in the written opinion of Greenhill, the Merger Consideration to be paid to the holders of Shares (other than with respect to (i) holders of Shares to be cancelled as set forth in Section 2.1(b) and (ii) affiliates of the Company) pursuant to this Agreement is fair from a financial point of view to such holders.

3.23 Customers and Suppliers.

(a) Section 3.23(a) of the Company Disclosure Schedule identifies each of the Significant Customers. Since January 1, 2022 through the date hereof, the Company has not received from any Significant Customer, a written communication that such Significant Customer has terminated or materially altered its relationship with the Company, or applicable Subsidiary, and neither the Company nor any of its Subsidiaries has received any written notice from any Significant Customer that such Significant Customer will not continue as a customer of the Company or any of its Subsidiaries, as applicable, or that such Significant Customer intends to terminate or modify existing Contracts with the Company or any of its Subsidiaries in a manner that is materially adverse to the Company or applicable Subsidiary, as applicable.

(b) Section 3.23(b) of the Company Disclosure Schedule identifies each of the Significant Suppliers. Since January 1, 2022 through the date hereof the Company has not received from any Significant Supplier, a written communication that such Significant Supplier has terminated or materially altered its relationship with the Company, or applicable Subsidiary, and neither the Company nor any of its Subsidiaries has received any written notice from any Significant Supplier that such Significant Supplier will not continue as a supplier of the Company or any of its Subsidiaries, as applicable, or that such Significant Supplier intends to terminate or modify existing Contracts with the Company or any of its Subsidiaries in a manner that is materially adverse to the Company or applicable Subsidiary, as applicable.

(c) As of the date of this Agreement, (i) none of the Significant Customers or Significant Suppliers has ceased its purchases from or sales or provision of products or services to or from the Company or any of its Subsidiaries or, to the Knowledge of the Company, threatened to cease such purchases or sales or provision of products or services, (ii) none of the Significant Customers or Significant Suppliers has materially delayed or interrupted purchases or sales or provision of products or services to or from the Company or any of its Subsidiaries, or threatened in writing or, to the Knowledge of the Company, orally to materially delay or reduce its purchases or sales or provision of products or services to or from the Company or any of its Subsidiaries.

3.24 No Other Representations or Warranties.

(a) Except for the representations and warranties expressly set forth in this ARTICLE 3, none of the Company, any of its affiliates or any other Person on behalf of the Company makes any express or implied representation or warranty of any kind whatsoever, at Law or in equity, with respect to the Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or with respect to any other information (including projections, estimates, forecasts or budgets) provided, or made available, to Parent, Merger Sub or their respective Representatives or affiliates in connection with the Transactions, including the accuracy or completeness thereof, notwithstanding the delivery or disclosure to Parent and the Merger Sub or any of their affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or affiliates, including any information made available in the electronic data room maintained by the Company for purposes of the Transactions, teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the Transactions, unless and to the extent any such information is expressly included in a representation or warranty contained in this ARTICLE 3.

(b) Notwithstanding anything to the contrary contained in this Agreement, the Company acknowledges and agrees that (i) neither Parent nor Merger Sub, nor any affiliate or Representative of either of them, has made or is making any representation or warranty relating to Parent, any of its Subsidiaries or Merger Sub, whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in ARTICLE 4 and the certificate delivered by the Parent and Merger Sub pursuant to Section 6.3(c), including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent and its Subsidiaries furnished or made available to the Company or any of its Representatives, (ii) all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent and Merger Sub, and (iii) the Company is not relying and has not relied on any such other representation or warranty not set forth in ARTICLE 4 and the certificate delivered by the Parent and Merger Sub pursuant to Section 6.3(c).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Corporate Organization. Each of Parent and Merger Sub is an entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the Transactions.

4.2 Authority, Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all necessary power and authority to enter into, execute and deliver this Agreement and any Ancillary Agreement to which it is a party, to perform and comply with each of its obligations under this Agreement and such Ancillary Agreement and, subject to receipt of the Required Regulatory Authorizations and compliance with Regulatory Laws, to consummate the Transactions, in each case, applicable to such party, in accordance with the terms of this Agreement and the Ancillary Agreements to which it is a party. The adoption, execution and delivery by each of Parent and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party, the performance and compliance by Parent and Merger Sub with each of its obligations herein and therein, and the consummation by Parent and Merger Sub of the Transactions and the other transactions contemplated by such Ancillary Agreements applicable to it have been duly authorized by all necessary action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub and no stockholder votes of Parent are necessary to authorize this Agreement or the consummation by Parent and Merger Sub of the Transactions to which it is a party. Each of Parent and Merger Sub has duly and validly executed and delivered this Agreement and the Ancillary Agreements to which it is a party dated on or before the date hereof and, assuming the due authorization, execution and delivery by the Company, this Agreement and each Ancillary Agreement constitutes Parent’s and Merger Sub’s legal, valid and binding obligation, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to Bankruptcy and Enforceability Exceptions.

4.3 No Conflicts.

(a) The execution and delivery of this Agreement by Parent and Merger Sub, does not and will not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate any provision of the certificate of incorporation, certificate of limited partnership, limited partnership agreement, bylaws or similar organizational documents of Parent or Merger Sub, (ii) assuming that all Consents described in Section 4.3(b) have been obtained and all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, Merger Sub or any other Subsidiary of Parent, or by which any property or asset of Parent or Merger Sub is bound or affected, or (iii) require any consent, approval, authorization, filing or notification under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or any of their Subsidiaries, including Merger Sub, pursuant to any Contract to which Parent or any of their Subsidiaries, including Merger Sub, is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Transactions.

(b) The execution and delivery of this Agreement by Parent and Merger Sub does not and will not, and the consummation by Parent and Merger Sub of the Transactions and compliance by Parent and Merger Sub with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) under the Exchange Act, the Securities Act, the rules and regulations of the Tokyo Stock Exchange and any other applicable U.S. state or federal securities laws, (ii) as required under any applicable Regulatory Laws, (iii) receipt of Taiwan DIR Approval, (iv) the filing and recordation of the Certificate of Merger as required by the DGCL, (v) receipt of CFIUS Approval, and (vi) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the Transactions.

4.4 Litigation. There is no Proceeding pending, or, to the Knowledge of Parent, threatened that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Transactions, and neither Parent nor Merger Sub is subject to any outstanding Order or is in violation of any applicable Law that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Transactions.

4.5 Financial Capability.

(a) Sufficiency of Funds. Parent has and will have, at the Effective Time and, except as would not reasonably be expected to have a material adverse effect on Parent’s ability to consummate the Transaction, at all times from the date of this Agreement to the Effective Time and at the Effective Time, sufficient funds to: (i) make all payments contemplated by this Agreement in connection with the Merger (including the payment of all amounts payable pursuant to ARTICLE 2 in connection with or as a result of the Merger); and (ii) pay all fees and expenses required to be paid at the Closing by Parent or Merger Sub.

(b) Financing Not a Condition. Parent understands and acknowledges that its obligations under this Agreement are not in any way contingent upon or otherwise subject to or conditional upon Parent’s consummation of any financing arrangements, Parent’s obtaining of any financing or the availability, grant, provision or extension of any financing to Parent.

4.6 Proxy Statement and Tokyo Stock Exchange Announcement.

(a) None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Shares and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Parent or Merger Sub with respect to such portions thereof that relate expressly to the Company or any of its Subsidiaries or to statements made therein based on information supplied by or on behalf of Company for inclusion or incorporation by reference therein).

(b) None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Tokyo Stock Exchange Announcement will, at the date that the Tokyo Stock Exchange Announcement or any amendment or supplement thereto is disclosed through the website of the Tokyo Stock Exchange, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Parent or Merger Sub with respect to such portions thereof that relate expressly to the Company or any of its Subsidiaries or to statements made therein based on information supplied by or on behalf of Company for inclusion or incorporation by reference therein).

4.7 Ownership of Company Capital Stock. Except as a result of this Agreement and consummation of the Transactions, none of Parent, Merger Sub, or any other Subsidiary of Parent beneficially owns any Shares or other Equity Interests in the Company. None of Parent, Merger Sub, or any other Subsidiary of Parent, nor any of their respective “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company (as each such term is defined in Section 203 of the DGCL). Assuming that the Company Board has waived the applicability of Section 203 of the DGCL prior to the execution of this Agreement, neither Parent nor Merger Sub has taken any action that will result in the application of Section 203 of the DGCL to the Transactions.

4.8 Solvency. Assuming (a) satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger in Sections 6.1 and 6.2 and (b) the accuracy of the representations and warranties set forth in ARTICLE 3, immediately after giving effect to the consummation of the Transactions, the Surviving Corporation will not (i) be insolvent (either because its financial condition is such that the sum of its liabilities is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its liabilities as they come due), (ii) have unreasonably small capital with which to engage in its business or fail to satisfy any capital adequacy requirements under Law or (iii) have incurred obligations beyond its ability to pay them as they become due. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of any of Parent, its Subsidiaries or the Company.

4.9 Ownership of Merger Sub. All of the outstanding Equity Interests of Merger Sub have been duly authorized, validly issued, fully paid and nonassessable. All of the issued and outstanding Equity Interests of Merger Sub are, and at the Effective Time will be, wholly owned directly or indirectly by Parent. Merger Sub was formed solely for purposes of the Merger and, except for matters incident to formation and execution and delivery of this Agreement and the performance of the Transactions, has not prior to the date hereof engaged in any business or other activities.

4.10 No Stockholder and Management Arrangements. Except for or as otherwise contemplated by this Agreement (including the Support Agreements), or as expressly authorized by the Company Board, neither Parent nor Merger Sub, nor any of their respective officers, directors or affiliates, is a party to any Contract, or has made or entered into any formal or informal arrangement or other understanding (including as to continuing employment), with any stockholder, director or officer of the Company relating to this Agreement, the Merger or any other Transactions, or the Surviving Corporation or any of its affiliates, businesses or operations from and after the Effective Time.

4.11 Brokers. Except for Citigroup Global Markets Asia Limited, neither Parent nor any of their respective Subsidiaries nor any of their respective officers or directors on behalf of Parent or any of their respective Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

4.12 No Other Representations and Warranties.

(a) Except for the representations and warranties expressly set forth in this ARTICLE 4, none of Parent or Merger Sub, any of their respective affiliates or any other Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty of any kind whatsoever, at Law or in equity, with respect to Parent or Merger Sub or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or with respect to any other information (including projections, estimates, forecasts or budgets) provided, or made available, to the Company or its Representatives or affiliates in connection with the Transactions, including the accuracy or completeness thereof, notwithstanding the delivery or disclosure to the Company or any of its affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the foregoing, none of Parent, Merger Sub or any other Person will have or be subject to any liability or other obligation to the Company or its Representatives or affiliates or any other Person resulting from the Company’s or its Representatives’ or affiliates’ use of any information, documents, or other material made available to the Company or its Representatives or affiliates, in any form in connection with the Transactions, unless and to the extent any such information is expressly included in a representation or warranty contained in this ARTICLE 4.

(b) Notwithstanding anything to the contrary contained in this Agreement, Parent and Merger Sub each acknowledges and agrees that (i) neither the Company, nor any affiliate or Representative of the Company, has made or is making any representation or warranty relating to the Company or any of its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in ARTICLE 3 and the certificate delivered by the Company pursuant to Section 6.2(d), including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, Merger Sub or any of their Representatives, (ii) all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company, and (iii) neither Parent nor Merger Sub is relying on or has relied on any such other representation or warranty not set forth in ARTICLE 3 and the certificate delivered by the Company pursuant to Section 6.2(d).

ARTICLE 5

COVENANTS

5.1 Conduct of Business by the Company Pending the Closing. Between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement in accordance with ARTICLE 7, except (i) as required by Law or Order, (ii) as otherwise expressly contemplated by any other provision of this Agreement, (iii) as set forth in Section 5.1 of the Company Disclosure Schedule or (iv) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to: (x) conduct its business and operations, and the business and operations of each of its Subsidiaries, only in the ordinary course of business consistent with past practice, and maintain and preserve intact the Company’s and its Subsidiaries’ business organization, assets and properties, (y) maintain in effect all of its material Permits, and (z) keep available the services of the current officers, employees and consultants of the Company and each of its Subsidiaries and to preserve the goodwill and current relationships of the Company and each of its Subsidiaries with customers, suppliers, distributors, licensors, licensees and other Persons with which the Company or any of its Subsidiaries has business relations. Without limiting the foregoing, except (i) as required by Law or Order, (ii) as otherwise expressly contemplated by any other provision of this Agreement or (iii) as set forth in Section 5.1 of the Company Disclosure Schedule, the Company shall not, and shall cause its Subsidiaries not to, between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement in accordance with ARTICLE 7, directly or indirectly, take any of the following actions without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed):

(a) amend the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries other than immaterial amendments to the organizational documents of a Subsidiary of the Company;

(b) issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities of the Company or any of its Subsidiaries (including Company

Options or Company RSUs except as expressly and specifically permitted in Section 5.1(b) of the Company Disclosure Schedule), other than the issuance of Shares upon the exercise of Company Options or settlement of Company RSUs outstanding as of the date hereof in accordance with their terms;

(c) sell, license, pledge, dispose of, transfer, lease, guarantee, mortgage or encumber (other than Permitted Liens) any property or assets (except Company Intellectual Property which is covered by clause (r)) of the Company or any of its Subsidiaries, except (i) pursuant to existing Contracts expressly and specifically disclosed in Section 5.1(c) of the Company Disclosure Schedule, (ii) the sale, or disposal of goods or inventory in the ordinary course of business consistent with past practice, (iii) the disposition of obsolete, surplus or worn out assets, inventory or equipment or assets that are no longer used in the ordinary course of the Company’s business or (iv) property or assets the value of which would not exceed $500,000 in the aggregate and that would not, individually or in the aggregate, be material to the Company or any of its Subsidiaries;

(d) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests, except for (i) regular dividends or other distributions made in the ordinary course of business consistent with past practice which shall not be in excess of $0.25 per Share in the aggregate for any six (6)-calendar month period, and (ii) dividends or other distributions paid by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;

(e) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests, except with respect to any wholly owned Subsidiary of the Company;

(f) merge or consolidate, directly or indirectly, the Company or any of its Subsidiaries with any Person (other than a wholly owned Subsidiary of the Company) or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(g) acquire (including by merger, consolidation, or acquisition of stock or assets) any Person or assets, other than (i) acquisitions by the Company from any wholly owned Subsidiary or among any wholly owned Subsidiaries of the Company, (ii) acquisitions of inventory, raw materials, supplies and other property in the ordinary course of business consistent with past practice, or (iii) property or assets in an amount not exceeding $500,000 in the aggregate;

(h) (i) issue any debt securities or otherwise incur any Indebtedness, (ii) assume, guarantee or endorse, or otherwise become responsible for (whether directly, contingently or otherwise), any Indebtedness of any Person (other than a wholly owned Subsidiary of the Company) other than in the ordinary course of business, or in amounts that are not material to the Company or any of its Subsidiaries, individually or in the aggregate, and on terms consistent with past practices, or (iii) redeem, repurchase, cancel or otherwise acquire any Indebtedness (directly, contingently or otherwise), except in each case of this clause (iii), in connection with the financing of trade payables or otherwise in the ordinary course of business and in immaterial amounts and on terms consistent with past practices;

(i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) any wholly owned Subsidiary of the Company, or (ii) advances in immaterial amounts to its employees in respect of travel or other related business expenses in the ordinary course of business consistent with past practice;

(j) terminate or cancel, or agree to any material amendment to or waiver under, any Company Material Contract, or enter into or amend any Contract that, if existing on the date hereof, would be a Company Material Contract described in subsection (i) of Section 3.16(a), in each case other than (i) in the ordinary course of business consistent with past practice (which shall include the entry into of new statements of work for Company Material Contracts), or (ii) other extensions or renewals of Company Material Contracts related to Company Leased Real Property in the ordinary course of business consistent with past practice;

(k) incur any capital expenditures or any obligations or liabilities in respect thereof, that is more than $500,000 in the aggregate in excess of the Company’s annual capital expenditure budget as disclosed to Parent prior to the date hereof;

(l) except to the extent required by this Agreement, applicable Law, the existing terms of any Company Benefit Plan or Contract: (i) increase the compensation or benefits payable or to become payable to any Company Service Provider (other than increases in base compensation of not more than the percentage set forth on Section 5.1(l)(1) of the Company Disclosure Schedule, individually or in the aggregate, to employees with base compensation of less than the dollar amount set forth on Section 5.1(l)(2) of the Company Disclosure Schedule in the ordinary course of business consistent with past practices; (ii) grant or increase any severance, termination pay, change in control, transaction, retention or similar payments or benefits (or enter into, amend or renew any agreement or arrangement providing for any of the foregoing) with any current or former Company Service Provider; (iii) amend any Company Benefit Plan, or establish, adopt, or enter into any new such arrangement (including any collective bargaining agreement) that if in effect on the date hereof would be a Company Benefit Plan; (iv) grant any equity or equity-based awards or other long-term incentive awards, or discretionarily accelerate the vesting, payment, exercisability or funding of such awards held by any Company Service Providers under any Company Benefit Plan; or (v) hire or terminate any Company Service Providers with base compensation of equal to or greater than the dollar amount set forth on Section 5.1(l)(3) of the Company Disclosure Schedule, other than for cause;

(m) implement, adopt or make any change in accounting policies, practices, principles, methods or procedures, other than as required by Law or GAAP;

(n) compromise, settle or agree to settle any Proceeding, other than (i) those that involve only the payment by the Company or its Subsidiaries, after taking into account amounts paid or payable by insurance, of monetary damages not in excess of the dollar amount set forth on Section 5.1(n) of the Company Disclosure Schedule in the aggregate, in any case, without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries or (ii) any Proceeding that relates to the Transactions;

(o) implement or announce any mass employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that will create a notice obligation or other liability under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law;

(p) form any Subsidiary or enter into any new, or terminate any existing, line of business or product line that would be material to the Company and its Subsidiaries, taken as a whole;

(q) make or change any material Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, settle any material Tax claim, audit or assessment, file any amended Tax Return, surrender any right to claim a material Tax refund, incur any material Taxes outside the ordinary course of business consistent with past practice, seek or obtain any ruling from a Tax authority with respect to Taxes, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(r) abandon, allow to lapse, sell, assign, transfer, grant any security interest in or otherwise encumber, dispose of any material Company Owned Intellectual Property, or grant any right or license to any material Company Owned Intellectual Property other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(s) modify (i) any privacy policies of the Company or any of its Subsidiaries, or (ii) the integrity, security, or operation of the Company’s or any of its Subsidiaries’ information technology systems in any adverse manner that would reasonably be expected to be material to the Company and its Subsidiaries, individually or in the aggregate;

(t) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

(u) (i) enter into any collective bargaining agreement or other labor agreement with any labor organization with respect to employees of the Company, or (ii) enter into any card-check recognition agreement, neutrality agreement or labor agreement of any kind with respect to any employees of the Company; or

(v) authorize or enter into any Contract or otherwise agree or make any commitment to do any of the foregoing.

Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Closing.

5.2 Access to Information; Confidentiality.

(a) From the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with ARTICLE 7, the Company shall, and shall cause each of its Subsidiaries to use commercially reasonable efforts to: (i) provide to Parent and Merger Sub and their respective Representatives reasonable access during normal business hours in such a manner as not to interfere unreasonably with the business conducted by the Company or any of its Subsidiaries, upon prior notice to the Company, to the officers, employees, accountants, agents, properties, offices and other facilities of the Company and each of its Subsidiaries and to the books, records, Contracts and other assets thereof; and (ii) furnish to Parent, Merger Sub and their respective Representatives during normal business hours upon prior notice such information concerning the business, properties, Contracts, assets and liabilities of the Company and each of its Subsidiaries as Parent, Merger Sub or their Representatives may reasonably request; provided, however, that the Company shall not be required to (or to cause any of its Subsidiaries to) afford such access or furnish such information to the extent that the Company reasonably believes that doing so would: (A) result in a waiver of attorney-client privilege or similar protection; (B) contravene any applicable Law or fiduciary duty; (C) contravene any third-party binding agreement entered into prior to the date of this Agreement (provided that, in such event, the Company shall use its commercially reasonable efforts to obtain any applicable consent to permit disclosure thereunder pursuant to this Section 5.2(a)); (D) cause significant competitive harm to the Company and its businesses if the transactions contemplated by this Agreement are not consummated; or (E) reveal bids received from third parties prior to the date of this Agreement in connection with transactions similar to those contemplated by this Agreement and any information and analysis (including financial analysis) relating to such bids (provided that, in each case of clauses (A) through (D), the Company shall give Parent notice and explanation, in reasonable detail, of any information withheld, and use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in such contravention, in a loss of attorney-client privilege or similar protection, or in competitive harm). No investigation shall affect the Company’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement.

(b) The parties hereby agree that all information provided to the other party or the other parties’ Representatives in connection with this Agreement and the consummation of the Transactions, including any information obtained pursuant to Section 5.2(a), shall be treated in accordance with the Confidentiality Agreement, dated October 7, 2024 between Parent and the Company (the “Confidentiality Agreement”). Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

5.3 Non-Solicitation.

(a) Except as permitted by this Section 5.3, during the period from the date of this Agreement until the earlier of the Effective Time or the valid termination of this Agreement pursuant to ARTICLE 7, the Company shall not, and shall direct its Subsidiaries, and the Company’s and its Subsidiaries’ respective Representatives acting on behalf or at the direction of the Company or its Subsidiaries not to: (i) directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal; (ii) enter into, continue, conduct, or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party (or its potential sources of financing) relating to: (A) a Takeover Proposal; or (B) any inquiry or proposal that would reasonably be expected to lead to a Takeover Proposal; (iii) enter into letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract in each case relating to any Takeover Proposal (excluding, for the avoidance of doubt, any Acceptable Confidentiality Agreements, each, a “Company Acquisition Agreement”), or approve, submit for stockholder approval or recommend a Takeover Proposal or Company Acquisition Agreement; (iv) except where the Company Board (A) makes a good faith determination, after consultation with its financial advisor and outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board and (B) substantially concurrently with such determination, grants a waiver or release of any and all standstill or similar agreement that is applicable to the Parent, amend, knowingly fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any Equity Interests of the Company or any of its Subsidiaries, (v) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL, except as may be required in connection with a Company Adverse Recommendation Change in accordance with Section 5.3(d), or (vi) approve, authorize, agree or publicly announce any intention to do any of the foregoing. The Company shall, shall cause its Subsidiaries, and shall direct the Company’s and its Subsidiaries’ Representatives acting on behalf or at the direction of the Company or any of its Subsidiaries to cease immediately and cause to be terminated any and all existing activities, discussions, or negotiations, if any, with any third party with respect to any Takeover Proposal or any inquiry or proposal that would reasonably expected to lead to a Takeover Proposal and shall request in writing that any third party in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries in connection with a Takeover Proposal or such inquiry or proposal in the last twelve (12) months prior to the date of this Agreement return or destroy (and confirm destruction of) all such information and request that such third parties direct their Representatives to do the same. Notwithstanding the foregoing, the parties agree that it is not a breach of this Agreement for the Company, its Subsidiaries, or the Company’s or its Subsidiaries’ respective Representatives to reply to an unsolicited Takeover Proposal to inform such Person that the Company and its directors and officers and Representatives are subject to a no-shop provision and cannot engage in discussions except in accordance with this Agreement.

(b) Notwithstanding Section 5.3(a), prior to the receipt of Company Stockholder Approval, the Company Board, directly or indirectly through any Representative, may, subject to Section 5.3(c): (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a written Takeover Proposal that the Company believes in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or would reasonably be expected to result in a Superior Proposal; (ii) thereafter furnish to such third party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement; and (iii) contact any Person who has submitted a Takeover Proposal to clarify the terms and conditions thereof for purposes of determining whether such Takeover Proposal constitutes a Superior Proposal; provided, that (x) in each such case of clauses (i), (ii) and (iii) of this Section 5.3(b), none of the Company, any of its Subsidiaries or any Representatives acting on behalf or at the direction of the Company or its Subsidiaries shall have committed a material breach of Section 5.3(a) in connection with the receipt of such Takeover Proposal, and (y) in each such case of clauses (i) and (ii) of this Section 5.3(b), the Company Board first shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law.

(c) The Company Board shall not take any of the actions referred to in clauses (i) or (ii) of Section 5.3(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. The Company shall notify Parent promptly (but in no event later than forty-eight (48) hours) after it obtains Knowledge of the receipt by the Company (or any of its Representatives) of any Takeover Proposal or any inquiry, indication of interest, proposal, offer or request for information with respect to, or that would reasonably be expected to lead to, a Takeover Proposal. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request, including any proposed financing. The Company shall keep Parent reasonably informed, on a reasonably current basis, of the status and material terms of any such Takeover Proposal, inquiry, indication, proposal, offer or request, including any material amendments or proposed amendments as to price, proposed financing, and other material terms thereof. The Company shall promptly provide Parent with copies of any non-public information concerning the Company’s and any of its Subsidiary’s business, present or future performance, financial condition, or results of operations, provided to any third party to the extent such information has not been previously provided to Parent.

(d) Except as expressly permitted by this Section 5.3(d), neither the Company Board nor any committee thereof shall effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement.

(i) Notwithstanding the foregoing, at any time prior to the receipt of Company Stockholder Approval, the Company Board may: (A) effect a Company Adverse Recommendation Change with respect to a Superior Proposal, and/or (B) terminate this Agreement pursuant to Section 7.4(a) in order to enter into a Company Acquisition Agreement with respect to such Superior Proposal; in each case, that did not result, directly or indirectly, from a material breach of this Section 5.3 if: (I) the Company promptly notifies Parent, in writing, at least four (4) Business Days (the “Superior Proposal Notice Period”) before taking the action described in clause (A) or (B) of this Section 5.3(d)(i), of its intention to take such action with respect to such Superior Proposal, which notice shall state expressly that the Company has received a Takeover Proposal that the Company Board intends to declare as a Superior Proposal, and that the Company Board intends to take the action described in clause (A) or (B) of this Section 5.3(d)(i); (II) the Company specifies the identity of the party making the Superior Proposal and the material terms and conditions thereof in such notice and includes an unredacted copy of the Takeover Proposal and attaches to such notice the most current version of any proposed agreement (which version shall be updated on a prompt basis) for such Superior Proposal and any related documents, including financing documents (which financing documents may include customary redactions), to the extent provided by the relevant party in connection with the Superior Proposal; (III) the Company and its Representatives during the Superior Proposal Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Superior Proposal Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Superior Proposal Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remains in the Superior Proposal Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)); and (IV) the Company Board determines in good faith, after consulting with its financial advisor and outside legal counsel, that such Takeover Proposal continues to constitute a Superior Proposal (after taking into account any adjustments made by Parent during the Superior Proposal Notice Period in the terms and conditions of this Agreement) and that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law.

(ii) Notwithstanding the foregoing, at any time prior to the receipt of Company Stockholder Approval, the Company Board may effect a Company Adverse Recommendation Change with respect to an Intervening Event, if: (A) the Company promptly notifies Parent, in writing (email to Parent and Parent’s outside counsel pursuant to Section 8.2 being deemed sufficient), at least four (4) Business Days (the “Intervening Event Notice Period”) before effecting a Company Adverse Recommendation Change of its intention to take such action with respect to such Intervening Event, which notice shall advise Parent of the Intervening Event, including a description in reasonable detail of the underlying facts and circumstances giving rise to such Intervening Event (and the reasons for taking such action in reasonable detail), and that the Company Board intends to effect a Company Adverse Recommendation Change; (B) the Company and its Representatives during the Intervening Event Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement that obviates the need for the Company Board to effect, or cause the Company to effect, a Company Adverse Recommendation Change as a result of such Intervening Event; and (C) the Company Board determines in good faith, after consulting with its financial advisor and outside legal counsel, that an Intervening Event has occurred and that the failure to effect a Company Adverse Recommendation Change would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law. The Company Board may not effect a Company Adverse Recommendation Change pursuant to this Section 5.3(d)(ii) on the basis of any fact or circumstance relating to the time required for obtaining any Governmental Authorization in connection with the Transactions or any condition, undertaking or commitment that may be required or proposed in connection therewith.

(e) Nothing contained herein shall prevent the Company Board or any committee thereof from disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if the Company determines, after consultation with its financial advisor and outside legal counsel, that failure to disclose such position would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law; provided, however, that any public disclosure (other than any “stop, look and listen” statement made under Rule 14d-9(f) under the Exchange Act) by the Company or the Company Board (or any committee thereof) relating to any determination, position or other action by the Company, the Company Board or any committee thereof with respect to any Takeover Proposal shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly and publicly reaffirms the Company Board Recommendation in such disclosure. Nothing in this Agreement shall restrict the Company or the Company Board (or a committee thereof) from making a factually accurate public statement that (A) describes the Company’s receipt of a Takeover Proposal; (B) identifies the Person or group of Persons making such Takeover Proposal; (C) provides the material terms of such Takeover Proposal; or (D) describes the operation of this Agreement with respect thereto and any such statement will not, in any case, be deemed to be (1) an adoption, approval or recommendation with respect to such Takeover Proposal; or (2) a Company Adverse Recommendation Change.

5.4 Stockholders Meeting; Proxy Materials; Merger Sub Approval.

(a) Subject to applicable Law, (i) the Company shall duly call, give notice of, convene, and hold the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement and a stockholder advisory vote contemplated by Rule 14a-21(c) of the Exchange Act (if required) (the “Company Stockholders Meeting”) as soon as reasonably practicable after the date of this Agreement (and in no event later than forty-five (45) days following the date on which the definitive version of the Proxy Statement is first mailed to holders of the Company Common Stock; provided, however, that the Company may postpone or adjourn the Company Stockholders Meeting pursuant to this Section 5.4(a); and provided, further, that the Company may hold the Company Stockholders Meeting at a later time after such forty-five (45) day period upon the mutual agreement of the Company and Parent), and (ii) except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change as permitted by Section 5.3 hereof, the Proxy Statement shall include the Company Board Recommendation. The Company shall not submit any other proposals for approval at the Company Stockholders Meeting without the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed. The Company shall keep Parent and Merger Sub updated on a prompt basis with respect to proxy solicitation results as reasonably requested by Parent or Merger Sub. The Company shall have the right, after good faith consultation with Parent, to, and shall at the request of Parent, postpone or adjourn the Company Stockholders Meeting: (A) for the absence of a quorum, (B) to allow reasonable additional time to solicit additional proxies to the extent that, taking into account the amount of time until the Company Stockholder Meeting, at such time the Company has not received a number of proxies that would reasonably be believed to be sufficient to obtain Company Stockholder Approval at the Company Stockholder Meeting, or (C) to the extent required by applicable Law. If the Company Board makes a Company Adverse Recommendation Change, it will not alter or avoid the obligation of the Company to submit the adoption of this Agreement and the approval of the Merger and the other Transactions to the holders of Company Common Stock at the Company Stockholders Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with its terms prior to the Company Stockholders Meeting.

(b) In connection with the Company Stockholders Meeting, as soon as reasonably practicable after the date hereof, the Company shall prepare and file, in preliminary form, the Proxy Statement with the SEC. Parent, Merger Sub, and the Company shall cooperate and consult with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub shall, and shall cause their affiliates to, furnish the Company with the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement and shall promptly provide, and shall cause their affiliates to promptly provide, such other assistance in the preparation of the Proxy Statement as may be reasonably requested by the Company from time to time. The Company shall not file the Proxy Statement, or any amendment or supplement thereto, without providing Parent a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company). The Company shall use its reasonable best efforts to cause the Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company shall use its reasonable best efforts to resolve, and Parent shall cause its affiliates to, consult and cooperate with the other party in resolving, all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC. The Company agrees to consult with Parent (which comments shall be reasonably considered by the Company) prior to responding to SEC comments with respect to the preliminary Proxy Statement. Each of Parent, Merger Sub, and the Company agree to, and Parent shall cause its affiliates to, correct any information provided by it for use in the Proxy Statement which shall have become false or misleading and the Company shall promptly prepare and mail to its stockholders an amendment or supplement setting forth such correction. The Company shall as soon as reasonably practicable: (i) notify Parent of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information; and (ii) provide Parent with copies of all written correspondence and verbal summaries of any oral communications in respect thereof between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement.

(c) Immediately following the execution and delivery of this Agreement, Parent, as the sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with the DGCL.

5.5 Appropriate Action; Consents; Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.5), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, in an expeditious manner that is reasonably practicable (and in any event no later than the End Date), the Merger and the other Transactions, including: (i) the obtaining of all necessary Governmental Authorizations, waivers, and actions or nonactions from Governmental Entities and the making of all necessary registrations, filings, and notifications (including filings with Governmental Entities) as soon as practicable, and in no event later than ten (10) Business Days after the date hereof for filing the Premerger Notification and Report Form pursuant to the HSR Act (provided that there are no changes in the applicable regulations under the HSR Act between the date hereof and the date of filing pursuant to the HSR Act, in which instances the parties shall use reasonable best efforts to file such Premerger Notification and Report Form as promptly as commercially practicable thereafter), and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities; (ii) the obtaining of all necessary consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement; provided that, notwithstanding anything to the contrary in this Agreement, failure to obtain Consent under any commercial agreement set forth on Section 3.4(b) of the Company Disclosure Schedule shall not be deemed a breach of this Agreement. The Company and Parent shall, and Parent shall cause its affiliates to, subject to applicable Law, promptly: (A) reasonably cooperate and coordinate with the other parties in the taking of the actions contemplated by clauses (i), (ii) and (iii) immediately above; and (B) supply the other parties with any information that may be reasonably required in order to effectuate the taking of such actions. The parties to this Agreement may, as they deem advisable and necessary, designate any competitively or commercially sensitive materials provided to the other under this Section 5.5 or otherwise as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the party providing such materials. Each party hereto shall promptly inform, to the extent reasonably practicable, the other party or parties hereto, as the case may be, of any communication (whether written or otherwise) from any Governmental Entity regarding any of the Transactions. If the Company, on the one hand, or Parent or Merger Sub, on the other hand, receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party in good faith, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance written notice and the meaningful opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the Transactions. Parent and the Company shall each pay a half of the filing fees required to be paid by the parties hereto under any registrations, filings, and notifications with any Governmental Entity.

(b) Without limiting the generality of the undertakings pursuant Section 5.5(a) hereof, the parties hereto shall, as applicable: (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Entities with jurisdiction over the Antitrust Laws (each such Governmental Entity, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority as necessary, proper, or advisable to permit consummation of the Transactions; and (ii) subject to the terms set forth in Section 5.5(a) hereof, use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the Transactions by any Governmental Entity or expiration of applicable waiting periods. Parent shall not, without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed, (A) “pull-and-refile,” pursuant to 16 C.F.R. § 803.12, any filing made under the HSR Act, (B) agree to extend or restart the waiting, review or investigation period under any Antitrust Laws or (C) offer, negotiate or enter into any commitment or agreement, including any timing agreement, with any Governmental Antitrust Authority to delay the consummation of, to extend the review or investigation period applicable to, or not to close before a certain date, the Merger.

(c) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or other Transactions, the parties hereto shall cooperate in all respects with the other parties hereto and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Transactions.

(d) Unless otherwise agreed in writing by Parent and the Company, Parent and the Company shall, as soon as reasonably practicable, file a “draft” of the CFIUS Notice as contemplated under 31 C.F.R. 800.501(g). After Parent and the Company receive confirmation that CFIUS has no further comment to the draft notice, Parent and the Company shall promptly file the CFIUS Notice in accordance with Section 721 of the Defense Production Act of 1950, 50 U.S.C. § 4565, as amended, including any rules and regulations promulgated thereunder (“Section 721 of the DPA”). As promptly as reasonably practicable after the date of this Agreement, Parent and the Company shall then provide CFIUS with all relevant and necessary information within their respective control with respect to the CFIUS Notice, and timely respond to any requests by CFIUS for additional information, but in no event later than five (5) Business Days after having received such requests.

(e) Parent and the Company, in connection with their efforts to obtain CFIUS Approval and, subject to customary confidentiality, all applicable legal privileges, any Laws or any required Governmental Entity restrictions, shall (i) consult and cooperate with one another in all respects in connection with the CFIUS Notice, including by providing the other a reasonable opportunity to review in advance and comment on any drafts of filings and submissions, including analyses, appearances, presentations, memoranda, briefs, arguments, opinions, or proposals made or submitted by or on behalf of any party in connection with the CFIUS Notice or proceedings under or relating to Section 721 of the DPA; and (ii) promptly inform the each other of any communications with CFIUS and promptly provide copies to each other of any such written communications, except for personal identifying information required by 31 C.F.R. § 800.502(c)(5)(vi); and (iii) permit each other to review in advance any written communication provided to CFIUS, and consult with each other in advance of any meeting, telephone call or conference with CFIUS, and, to the extent not prohibited, give each other the opportunity to attend and participate in any telephonic conference or in-person meetings with CFIUS, in each case of (i)-(iii).

(f) The parties agree that if CFIUS Approval is not obtained within ninety (90) days from the date on which CFIUS formally accepts the CFIUS Notice, the parties shall seek to withdraw the filing pursuant to 31 C.F.R. § 800.509 and shall re-submit the CFIUS Notice (a “CFIUS Resubmission”) unless the parties mutually consent not to re-submit the CFIUS Notice. Notwithstanding any of the foregoing, and for the avoidance of doubt, the Parties shall comply with any conditions imposed on withdrawal by CFIUS.

(g) Each of Parent, Merger Sub and the Company shall use their reasonable best efforts to oppose any administrative or judicial action or proceeding that is initiated (or threatened to be initiated) challenging this Agreement or the Transactions or any Order that could restrain, prevent, or delay the consummation of any of the Transactions, including by using reasonable best efforts to offer, propose, negotiate, agree, commit to and effect, by consent decree, hold separate order or otherwise, (i) to sell, license, divest or dispose of or hold separate any assets, Intellectual Property, businesses or interests of Parent, Merger Sub and any of their respective Subsidiaries (including, following the Closing, the Surviving Corporation); (ii) to terminate, amend, create or assign any existing relationships, ventures, other arrangements or contractual rights or obligations of Parent, Merger Sub and any of their Subsidiaries (including, following the Closing, the Surviving Corporation); (iii) to change or modify any course of conduct regarding future operations of Parent, Merger Sub or any of their Subsidiaries (including, following the Closing, the Surviving Corporation); (iv) otherwise to take any action that would limit or impose restrictions on the freedom of action with respect to, or the ability to retain, operate, manage or own one or more businesses, assets or rights of Parent, Merger Sub or any of their Subsidiaries (including, following the Closing, the Surviving Corporation), or interests therein; or (v) to implement any other change or restructuring of Parent, Merger Sub and any of their Subsidiaries and other actions and non-actions with respect to assets, businesses or interests of Parent, Merger Sub or any of their Subsidiaries (including, following the Closing, the Surviving Corporation). Notwithstanding the foregoing, Parent and Merger Sub shall not be obligated to agree to, commit to and undertake any condition, commitment or remedy of any kind imposed or proposed by any

Governmental Entity that would constitute a Burdensome Condition, in order to obtain any and all Required Regulatory Authorizations.

(h) Without limiting the generality of the undertakings set forth in this Agreement, including pursuant Section 5.5(a), Section 5.5(c) and Section 5.5(f) hereof (and subject to the limitations set forth therein), the parties hereto shall, as applicable: (i) provide or cause to be provided as promptly as reasonably practicable to the Department of Investment Review, the Ministry of Economic Affairs of Taiwan information and documents requested by the Department of Investment Review, the Ministry of Economic Affairs of Taiwan or any Governmental Entity acting in connection therewith as necessary, proper, or advisable to permit consummation of the Transactions; and (ii) subject to the terms set forth in Section 5.5(a) and Section 5.5(f) hereof, use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt Taiwan DIR Approval, including by promptly (and not later than fifteen (15) Business Days after the date of this Agreement, unless otherwise agreed by the parties) making any filing required for Taiwan DIR Approval.

5.6 Public Announcements. The initial press release with respect to this Agreement and the Transactions shall be mutually agreed to by the Company and Parent. Thereafter, each of the Company and Parent agrees that no public release, statement, announcement, or other disclosure concerning the Merger and the other Transactions shall be issued by any party without the prior written consent of the other party, except as may be required by: (a) applicable Law; (b) court process; (c) the rules or regulations of any applicable United States securities exchange, the Tokyo Stock Exchange and the Taiwan Stock Exchange; or (d) any Governmental Entity to which the relevant party is subject or submits; provided, in each such case, the party making the release, statement, announcement, or other disclosure shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 5.5(g) shall not apply to any release, statement, announcement or other disclosure made with respect to: (i) a Company Adverse Recommendation Change issued or made in compliance with Section 5.3; (ii) any other disclosure issued or made in compliance with Section 5.3; or (iii) the Merger and the other Transactions that is substantially similar (and identical in any material respect) to those in a previous public release, statement, announcement, or other disclosure made by the Company or Parent in accordance with this Section 5.5(g).

5.7 Employee Benefit Matters.

(a) During the period commencing at the Effective Time and ending on the date which is twelve (12) months from the Effective Time (or if earlier, the date of the employee’s termination of employment with Parent and its Subsidiaries) (the “Continuation Period”), and to the extent consistent with the terms of the governing plan documents, Parent shall cause the Surviving Corporation and each of its Subsidiaries, as applicable, to provide each employee of the Company and its Subsidiaries as of the Effective Time who remains employed by the Company and its Subsidiaries immediately after the Effective Time (each, a “Company Continuing Employee,” and, collectively, the “Company Continuing Employees”) with (i) an annual base salary or wage level and annual target bonus opportunities (excluding equity-based compensation), that are substantially comparable in the aggregate to the annual base salary or wage level and annual target bonus opportunities (excluding equity-based compensation) provided by the Company and its Subsidiaries on the date of this Agreement, and (ii) retirement, health and welfare plan benefits (excluding severance, retiree health and welfare, long-term incentives, change in control compensation, or defined benefit retirement benefits) that are substantially comparable to the retirement, health and welfare benefits provided by the Company and its Subsidiaries on the date of this Agreement.

(b) On and after the Effective Time, Parent shall use commercially reasonable efforts to provide to each Company Continuing Employee, or cause to be provided, credit for all years of service with the Company and its Subsidiaries performed by such Company Continuing Employee prior to the Effective Time, under any retirement or welfare employee benefit plan maintained by Parent or any of its Subsidiaries, including the Surviving Corporation (collectively, the “Parent Benefit Plans”), for purposes of eligibility to participate and vesting (but not for benefit accruals, other than for purposes of paid time off and severance). Notwithstanding the foregoing, however, nothing in this Section 5.6(b) shall be construed to require crediting of service that would result in duplication of benefits for the same period of service. With respect to Parent Benefit Plans that are welfare benefit plans, programs and arrangements (each, a “Parent Welfare Benefit Plan”) in which a Company Continuing Employee is, or may become, eligible to participate on or after the Effective Time, Parent and its Subsidiaries shall use commercially reasonable efforts to provide credit to each Company Continuing Employee and any covered dependent for any co-payments, deductibles and out-of-pocket expenses paid by each such Company Continuing Employee or covered dependent under the Parent Welfare Benefit Plans during the relevant plan year of such Parent Welfare Benefit Plan in which the Effective Time occurs.

(c) This Section 5.7 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.7, express or implied, shall confer upon any employee of the Company or its Subsidiaries, any beneficiary, or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.7. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement; (ii) shall alter or limit the ability of the Surviving Corporation, Parent, or any of their respective affiliates to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them; or (iii) shall prevent the Surviving Corporation, Parent, or any of their respective affiliates from terminating the employment of any employee of the Company or its Subsidiaries following the Effective Time. The parties hereto acknowledge and agree that the terms set forth in this Section 5.7 shall not create any right in any employee of the Company or its Subsidiaries or any other Person to any continued employment with the Surviving Corporation, Parent, or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alters any existing at-will employment relationship between any employee and the Surviving Corporation.

5.8 Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries (each an “Indemnified Party”) as provided in the Company Charter and/or Company Bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.8 of the Company Disclosure Schedule (the “Indemnification Agreements”), shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify, defend and hold harmless, and advance any expenses to Indemnified Parties with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time (including any matters arising in connection with this Agreement or the Transactions), to the fullest extent that the Company or its Subsidiaries would be permitted by applicable Law and to the fullest extent required by the organizational documents of the Company or its Subsidiaries and the Indemnification Agreements as in effect on the date of the Agreement. For a period of six (6) years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause the certificate of incorporation and the bylaws of the Surviving Corporation to contain provisions with respect to indemnification, advancement of expenses, and exculpation that are at least as favorable to the Indemnified Parties as the indemnification, advancement of expenses, and exculpation provisions set forth in the Company Charter and/or Company Bylaws as of the date of this Agreement. During such six (6)-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b) Without limiting the provisions of Section 5.8(a), to the fullest extent that the Company would be permitted by applicable Law to do so, Parent shall or shall cause the Surviving Corporation to: (i) indemnify and hold harmless each Indemnified Party against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any alleged action or omission in such Indemnified Party’s capacity as a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time; or (B) this Agreement or the Transactions; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including reasonable attorneys’ fees) of any Indemnified Party upon confirmation by the Indemnified Party of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification applicable to him or her and a customary written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct for indemnification was not met. Any determination required to be made with respect to whether the conduct of any Indemnified Party complies or complied with any applicable standard shall be made by independent legal counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to the Surviving Corporation, and the fees of such counsel shall be paid by such Indemnified Party. Notwithstanding anything to the contrary contained in this Section 5.8(b) or elsewhere in this Agreement, Parent shall not (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation, unless such settlement, compromise, consent or termination includes an unconditional release of all of the Indemnified Parties covered by the claim, action, suit, proceeding or investigation from all liability arising out of such claim, action, suit, proceeding or investigation.

(c) Prior to the Effective Time, the Company may purchase a six (6) year “tail” prepaid policy with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Indemnified Parties, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the Transactions); provided that the premium for such insurance shall not exceed 300% of the last annual premium paid by the Company or any of its Subsidiaries for such insurance prior to the date of this Agreement, which amount is set forth in Section 5.8(c) of the Company Disclosure Schedule (the “Maximum Premium”). If the Company does not purchase a “tail” insurance policy prior to the Effective Time as provided above, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to obtain as of the Effective Time “tail” insurance policies with a claims period of six (6) years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Indemnified Parties, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the Transactions); provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of the Maximum Premium. If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Corporation will obtain, and Parent will cause the Surviving Corporation to obtain, the greatest coverage available for a cost not exceeding an annual premium equal to the Maximum Premium. Parent shall not, and shall not permit the Surviving Corporation or its other Subsidiaries to, take any action that would prejudice the rights of, or otherwise impede recovery by, the beneficiaries of any such insurance purchased pursuant to this Section 5.8(c), whether in respect of claims arising before or after the Effective Time.

(d) The obligations of Parent, Merger Sub, and the Surviving Corporation under this Section 5.8 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.8 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8, each of whom may enforce the provisions of this Section 5.8).

(e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.8. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 5.8 is not prior to, or in substitution for, any such claims under any such policies.

5.9 Parent Agreements Concerning Merger Sub. During the period from the date of this Agreement and the earlier of the Effective Time or the valid termination of this Agreement in accordance with ARTICLE 7, Merger Sub shall not engage in any activity of any nature except for activities contemplated by, related to or in furtherance of the Transactions (including enforcement of its rights under this Agreement) or as provided in or contemplated by this Agreement and neither Parent nor Merger Sub shall take or agree to take any action that would prevent or materially delay the consummation of the Transactions. Parent shall use reasonable best efforts to cause the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance in all material respects by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to use reasonable best efforts to take all actions reasonably necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder.

5.10 Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Law becomes or is deemed to be applicable to Parent, the Merger Sub, the Company, the Merger, or any other Transactions, then each of the Company and the Company Board shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

5.11 Section 16 Matters. Prior to the Effective Time, the Company and Parent shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Shares (including derivative securities with respect to such Shares) that are treated as dispositions under such rule and result from the Transactions by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time.

5.12 Stockholder Litigation. The Company shall promptly advise Parent in writing after becoming aware of any Proceeding commenced against the Company or any of its directors by any stockholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the Transactions (excluding, for the avoidance of doubt, any Proceedings between the Company or its affiliates, on the one hand, and Parent or its affiliates, on the other hand) and shall keep Parent reasonably informed regarding any such Proceeding. The Company shall: (a) give Parent the opportunity to participate, at Parent’s cost and expense, in the defense and settlement of any such Proceeding; (b) keep Parent reasonably apprised on a prompt basis of proposed strategy and other decisions with respect to any such Proceeding, and provide Parent with the opportunity to consult with the Company regarding the defense of any such Proceeding, which advice the Company shall consider in good faith; and (c) not settle any such Proceeding without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed, or conditioned). For the avoidance of doubt, notwithstanding anything to the contrary in this Section 5.12, if Parent participates in any defense and/or settlement of any Proceeding pursuant to this Section 5.12, the Company shall retain full control of such defense and settlement and Parent shall not have any power to control such defense and/or settlement subject to Section 5.12(c). Notwithstanding anything to the contrary in this Section 5.12, any matters relating to Dissenting Shares shall be governed by Section 2.3.

5.13 Stock Exchange Delisting. To the extent requested by Parent, prior to the Effective Time, the Company shall reasonably cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and the rules, regulations and policies of the Tokyo Stock Exchange to enable the delisting by the Surviving Corporation of the Company’s Japanese Depository Shares from the Tokyo Stock Exchange as promptly as practicable, and in any event within two (2) days of the Closing.

5.14 Conduct of Business by Parent Pending the Merger. Parent and Merger Sub covenant and agree that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to ARTICLE 7, except as required by applicable Law, Parent and Merger Sub shall not, and shall not permit any of their Subsidiaries to, take or agree to take any action that would reasonably be expected to prevent or materially delay the consummation of the Merger and the other Transactions.

5.15 Indirect Capital Gains Tax. The parties shall cooperate in good faith to determine whether any Indirect Capital Gains Tax will apply to the transactions contemplated by this Agreement and, if necessary, make any required Tax filings in connection with the foregoing.

5.16 Non-USRPHC Certificate. On or prior to the Closing Date, the Company shall deliver, or cause to be delivered, to Parent: (a) a duly executed certificate, dated not more than 30 days prior to the Closing Date, satisfying the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) and stating that the equity interests in the Company are not “United States real property interests,” and (b) a notice to the IRS in accordance with Treasury Regulations Section 1.897-2(h).

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing of each of the following conditions:

(a) The Company Stockholder Approval shall have been obtained;

(b) Any applicable statutory waiting period (including any extension thereof) under the HSR Act relating to the Merger shall have expired or been terminated;

(c) Taiwan DIR Approval shall have been obtained;

(d) CFIUS Approval shall have been obtained (and, together with this Section 6.1(b) and Section 6.1(c), collectively, the “Required Regulatory Authorizations”); and

(e) No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any final, non-appealable Laws or Orders that make illegal, enjoin, or otherwise prohibit consummation of the Merger or the other Transactions.

6.2 Conditions to Obligations of Parent and Merger Sub Under This Agreement. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by Parent and Merger Sub on or prior to the Closing of the following conditions:

(a) (i) The representations and warranties of the Company (other than in Section 3.1 (Corporate Organization), Sections 3.2(a)-(c) (Capitalization), Section 3.3 (Authority; Execution and Delivery; Enforceability), Section 3.19 (Broker’s Fees), Section 3.21 (Takeover Statutes; Rights Plans) and Section 3.22 (Opinion of Financial Advisor)) set forth in ARTICLE 3 of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) the representations and warranties of the Company contained in Sections 3.2(a)-(c) (Capitalization) shall be true and correct (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects (other than de minimis inaccuracies) as of that date); and (iii) the representations and warranties contained in Section 3.1 (Corporate Organization), Section 3.3 (Authority; Execution and Delivery; Enforceability), Section 3.19 (Broker’s Fees), Section 3.21 (Takeover Statutes; Rights Plans) and Section 3.22 (Opinion of Financial Advisor) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date);

(b) The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing;

(c) No Company Material Adverse Effect shall have occurred and be continuing;

(d) Parent will have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.2(a) through Section 6.2(c) hereof; and

(e) There shall not have occurred or been imposed any Burdensome Condition (i) as a condition of any Required Regulatory Authorizations or any other Governmental Authorizations in connection with this Agreement and the Transactions, or (ii) as a result of any Law or Order enacted, promulgated, enforced, entered, issued, or amended by any Governmental Entity having jurisdiction over any party hereto on or after the date hereof.

6.3 Conditions to Obligations of the Company Under This Agreement. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing of the following conditions:

(a) The representations and warranties of Parent and Merger Sub set forth in ARTICLE 4 of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “material adverse effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the Transactions;

(b) Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by them at or prior to the Closing; and

(c) The Company will have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 6.3(a) and Section 6.3(b).

6.4 Frustration of Closing Conditions. Neither the Company, Parent or Merger Sub may rely, as a basis for not consummating the Merger or the other Transactions, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing (whether before or after the receipt of Company Stockholder Approval) by the mutual written consent of Parent, Merger Sub and the Company.

7.2 Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Closing (whether before or after the receipt of Company Stockholder Approval):

(a) if the Merger has not been consummated on or before the nine (9)-month anniversary of this Agreement (as may be extended in accordance with this Section 7.2(a), the “End Date”); provided that, if the Closing shall not have occurred prior to such date as a result of any Required Regulatory Authorization not having been obtained, such End Date may be extended by either Parent or the Company on only one (1) occasion for a period of three (3) months by written notice to the other party no later than ten (10) Business Days prior to the then existing End Date, and such date as so extended shall be the End Date; provided, further, that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to any party whose material breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the principal cause of, or primarily resulted in, the failure of the Merger to be consummated on or before the End Date;

(b) if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger or the other Transactions, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(b) shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or primarily resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order;

(c) if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and Company Stockholder Approval shall not have been obtained at such meeting (unless such Company Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof); or

(d) if a CFIUS Turndown has occurred.

7.3 Termination By Parent. This Agreement may be terminated by Parent at any time prior to the Closing:

(a) If a Company Adverse Recommendation Change shall have occurred or the Company shall have approved or adopted, or recommended the approval or adoption of, any Company Acquisition Agreement;

(b) if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.2(a) or Section 6.2(b), as applicable, would not be satisfied, and such breach is incapable of being cured by the End Date; or, if capable of being cured by the End Date, shall not have been cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by Parent to the Company or (ii) the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.3(b) if Parent or Merger Sub is then in material breach of any representation, warranty, covenant, or obligation hereunder, which material breach would give rise to the failure of a condition to Closing as set forth in Section 6.3(a) or Section 6.3(b);

(c) if any applicable Government Entity of competent jurisdiction shall have enacted, promulgated, enforced or entered any Law or Order that would result in, any Burdensome Condition, and such Law or Order shall have become final and nonappealable; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.3(c) if Parent’s or Merger Sub’s material breach of any representation, warranty, covenant or obligation set forth in this Agreement has been the principal cause of, or primarily resulted in, the issuance, promulgation, enforcement or entry of any such Law or Order; or

(d) if any applicable Governmental Entity of competent jurisdiction has informed Parent that any Required Regulatory Authorization will be conditioned on the imposition of a Burdensome Condition that Parent is unwilling to accept or take after Parent uses reasonable best efforts to negotiate with the relevant Governmental Entity in good faith in accordance with Section 5.5 until the End Date unless the Company agrees to a shorter period in writing.

7.4 Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Closing:

(a) if prior to the receipt of Company Stockholder Approval at the Company Stockholders Meeting, the Company Board authorizes the Company, subject to material compliance with Section 5.3 hereof, to enter into a Company Acquisition Agreement in respect of a Superior Proposal; provided that prior to or concurrently with such termination, the Company shall have paid the Termination Fee due pursuant to Section 7.6(b);

(b) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.3(a) or Section 6.3(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; or, if capable of being cured by the End Date, shall not have been cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by the Company to Parent or (ii) the End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.4(b) if the Company is then in material breach of any representation, warranty, covenant, or obligation hereunder, which material breach would give rise to the failure of a condition to Closing as set forth in Section 6.2(a) or Section 6.2(b); or

(c) if (i) the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the Closing, which conditions are capable at the time of termination of being satisfied if the Closing were to occur at such time) have been satisfied or waived in accordance with this Agreement, (ii) the Company has indicated in writing to Parent that the Company is ready, willing and able to consummate the Merger, (iii) Parent and Merger Sub fail to consummate the Merger within four (4) Business Days following the date on which the Closing should have occurred pursuant to Section 1.2 (or, if the End Date falls within such four (4)-Business Day period, by the End Date) and (iv) during such four (4)-Business Day period described in clause (iii) (or, if the End Date falls within such four (4)-Business Day period, during the period between the date on which the Closing should have occurred pursuant to Section 1.2 and the End Date), the Company stood ready, willing and able to consummate the Merger and the other Transactions.

7.5 Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this ARTICLE 7 (other than pursuant to Section 7.1) shall deliver written notice of such termination to the other party or parties hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 7.5 shall be effective immediately upon delivery of such written notice. If this Agreement is properly and validly terminated pursuant to this ARTICLE 7, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party or parties hereto, except with respect to (a) Section 5.2(b), this Section 7.5, Section 7.6, and ARTICLE 8 (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect and (b) any liabilities or damages incurred or suffered by a party or parties hereto, solely to the extent such liabilities or damages were due to a Willful Breach or Fraud by another party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.

7.6 Fees and Expenses Following Termination.

(a) If this Agreement is terminated by Parent pursuant to Section 7.3(a), then the Company shall pay to Parent (by wire transfer of immediately available funds) within three (3) Business Days after such termination, the Termination Fee.

(b) If this Agreement is terminated by the Company pursuant to Section 7.4(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee.

(c) If this Agreement is terminated (i) by Parent pursuant to Section 7.3(b) or (ii) by the Company or Parent pursuant to (A) Section 7.2(a) prior to the Company Stockholder Approval or (B) Section 7.2(c); and in each case: (1) prior to such termination, a Takeover Proposal shall have been publicly disclosed or, with respect to terminations pursuant to Section 7.2(a) or Section 7.3(b), otherwise made or communicated to the Company or the Company Board; and (2) within twelve (12) months following the date of such termination of this Agreement, the Company shall have (x) entered into a definitive agreement with respect to the Takeover Proposal from the immediately above clause (1) or any Takeover Proposal for greater consideration than the Aggregate Merger Consideration, or (y) consummated the Takeover Proposal from the immediately above clause (1) or any Takeover Proposal for greater consideration than the Aggregate Merger Consideration, then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Termination Fee (it being understood for all purposes of this Section 7.6, all references in the definition of Takeover Proposal to “twenty percent (20%)” shall be deemed to be references to “fifty percent (50%)” instead).

(d) If this Agreement is terminated:

(i) by the Company or Parent pursuant to Section 7.2(a), and at the time of such termination all of the conditions to the Closing set forth in Sections 6.1 and 6.2 are satisfied or are capable of being satisfied other than (A) any one or more of the conditions set forth in Section 6.1(b), Section 6.1(c), Section 6.1(d), Section 6.1(e) (but only if the Government Entity enacting, promulgating, enforcing or entering any such Law or Order referred to in Section 6.1(e) is a Specified Government Entity), or Section 6.2(e), (B) those conditions that by their nature are to be satisfied at the Closing, and (C) those conditions that are not satisfied, in whole or in part, because of actions (or inactions) by Parent or any of its affiliates,

(ii) by the Company or Parent pursuant to Section 7.2(b) (but only if the Government Entity enacting, promulgating, enforcing or entering any such Law or Order referred to in Section 7.2(b) is a Specified Government Entity),

(iii) by the Company or Parent pursuant to Section 7.2(d),

(iv) by Parent pursuant to Section 7.3(c) or Section 7.3(d),

(v) by the Company pursuant to Section 7.4(c),

then Parent shall pay to the Company (by wire transfer of immediately available funds) within three (3) Business Days after such termination, the Regulatory Termination Fee.

(e) Each of the parties hereto acknowledges and hereby agrees that the provisions of this Section 7.6 are an integral part of the Transactions (including the Merger), and that, without such provisions, the other parties would not have entered into this Agreement. If the Company or Parent, as the case may be, shall fail to pay in a timely manner the amounts due pursuant to this Section 7.6, and, in order to obtain such payment, either Parent or the Company, as the case may be, makes a claim against the other party that results in a judgment against the other party, the paying party shall pay to the other party the reasonable and documented out-of-pocket costs and expenses of the other party (including its reasonable and documented attorneys’ fees and expenses) incurred or accrued in connection with such suit together with interest on the amounts set forth in this Section 7.6 at five percent (5%) plus the reference rate as reported in the FR 2420

Report of Selected Money Market Rates and published on the website of the Federal Reserve Bank of New York in effect on the date such payment was required to be made through the date such payment was actually received, or a lesser rate that is the maximum permitted by applicable Law. The parties acknowledge and agree that: (i) the right to receive the Termination Fee or the Regulatory Termination Fee under this Agreement shall not limit or otherwise affect the Company’s, Parent’s or Merger Sub’s right to specific performance as provided in Section 8.12; (ii) in no event shall the Company be obligated to pay the Termination Fee on more than one occasion; and (iii) in no event shall Parent be obligated to pay the Regulatory Termination Fee on more than one occasion.

(f) Notwithstanding anything to the contrary contained in this Agreement, the parties hereby agree that except in the case of a Willful Breach of this Agreement or Fraud by the Company (in which case Parent and Merger Sub shall be entitled to seek monetary damages, recovery or award from the Company), (i) that Parent’s right to receive payment from the Company of the Termination Fee pursuant to Sections 7.6(a), 7.6(b), 7.6(c) and Expenses pursuant to Section 7.6(j) shall constitute the sole and exclusive monetary remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees of any of the foregoing (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that the Company shall also be obligated with respect to Section 7.6(e)) and (ii) the parties hereby agree that if actually paid in full, the Termination Fee shall represent the sole and exclusive remedy of Parent and Merger Sub in the circumstances in which such fee is payable and Parent and its affiliates shall not be entitled to bring or maintain any other claim, action or proceeding against the Company Related Parties, shall be precluded from any other remedy against the Company Related Parties, at law, in equity, in contract, in tort or otherwise, and shall not seek to obtain any recovery or judgment against the Company Related Parties, in connection with or arising out of the termination of any of the Agreement or any Ancillary Agreement, any breach by the Company Related Parties giving rise to such termination, the failure of the Transactions to be consummated, the failure by the Company Related Parties to perform its obligations under any of this Agreement or any Ancillary Agreement (other than the Confidentiality Agreement) or failure by the Company Related Parties to perform any obligation under Law.

(g) Notwithstanding anything to the contrary contained in this Agreement, except in the case of a Willful Breach of this Agreement or Fraud by Parent or Merger Sub (in which case the Company shall be entitled to seek monetary damages, recovery or award from Parent or Merger Sub), (i) the parties agree that the Company’s right to receive payment from Parent of the Regulatory Termination Fee pursuant to Section 7.6(d) and Expenses pursuant to Section 7.6(j) shall constitute the sole and exclusive monetary remedy of the Company against Parent and Merger Sub and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees of any of the foregoing (collectively, the “Parent Related Parties”) for all losses and damages suffered as a result of the failure of the Transactions to be consummated due to a failure to obtain any of the Required Regulatory Authorizations, a failure to satisfy the conditions in Sections 6.1(e) or 6.2(e) or for a breach or failure to perform the obligations set forth in Section 5.5 (each, a “Regulatory Authorization Claim”), and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of any Regulatory Authorization Claims (except that Parent shall also be obligated with respect to Section 7.6(e)) and (ii) the parties hereby agree that if actually paid in full as a result of termination of this Agreement, the Regulatory Termination Fee shall represent the sole and exclusive remedy of the Company in the circumstances in which such fee is payable and the Company and its affiliates shall not be entitled to bring or maintain any other claim, action or proceeding against the Parent Related Parties, shall be precluded from any other remedy against the Parent Related Parties, at law, in equity, in contract, in tort or otherwise, and shall not seek to obtain any recovery or judgment against the Parent Related Parties, in connection with or arising out of the termination of any of the Agreement or any Ancillary Agreement, any breach by the Parent Related Parties giving rise to such termination, the failure of the Transactions to be consummated, the failure by the Parent Related Parties, to perform its obligations under any of this Agreement or any Ancillary Agreement (other than the Confidentiality Agreement) or failure by the Parent Related Parties, to perform any obligation under Law.

(h) If a court has granted an award of damages in connection with any breach of this Agreement or Fraud by Parent or Merger Sub of the terms or conditions set forth in this Agreement, then the Company may, on behalf of its stockholders and holders of Company Equity Awards, accept damages for such breach or Fraud, and Parent or Merger Sub agree that such damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall, in addition to any damage to the Company, include the benefit of the bargain lost by its stockholders or holders of Company Equity Awards taking into consideration all relevant matters, including the loss of the expected premium, other combination opportunities, the time value of money and the amount of Regulatory Termination Fee payable by Parent under this Section 7.6.

(i) For the avoidance of doubt, while the Company may pursue a grant of specific performance under Section 8.12 prior to termination, the payment of the Regulatory Termination Fee under Section 7.6(d) and other monetary damages, remedy or award if, as and when required pursuant to this Agreement, under no circumstances shall the Company be permitted or entitled to receive from Parent and Merger Sub both a grant of specific performance in accordance with Section 8.12, on the one hand, and payment of all or a portion of the Regulatory Termination Fee or other monetary damages, remedy or award, on the other hand. Each of the Parties further acknowledges that the Regulatory Termination Fee is not a penalty, but constitutes liquidated damages in a reasonable amount that will compensate the Company and the Company’s stockholders for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount could otherwise be impossible to calculate with precision.

(j) Except as expressly set forth in this Section 7.6, (i) all filing Expenses in relation to the Required Regulatory Authorizations (other than Taiwan DIR Approval) shall be equally paid in half by each of Parent and the Company, (ii) all Expenses in relation to Taiwan DIR Approval shall be solely paid by Parent, (iii) all Expenses in relation to the preparation, printing, filing, and mailing of the Company Proxy Statement (which shall not include any legal expenses and fees of the Company’s legal counsel in connection therewith) shall be equally paid in half by each of Parent and the Company, and (iv) any other Expenses incurred in connection with this Agreement and the Transactions shall be solely paid by the party incurring such Expenses.

7.7 Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of Company Stockholder Approval, by written agreement signed by each of the parties hereto; provided, however, that following the receipt of Company Stockholder Approval, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the holders of Company Common Stock without such approval.

7.8 Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE 8

GENERAL PROVISIONS

8.1 Non-Survival of Representations, Warranties and Covenants. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.1 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

8.2 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or: (a) when delivered by hand (providing proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a written notice given in accordance with this Section 8.2):

If to Parent or Merger Sub, addressed to it at:

6F, No. 115, Minquan Road

Xindian District, New Taipei City 231

Taiwan

Attn: Che-Wei Lin

Email: [*]

with a copy to (for information purposes only):

Davis Polk & Wardwell

Hong Kong Club Building, 3A Charter Road,

Central, Hong Kong

Attn: Miranda So; Xi Shi

Email: [*];

[*]

If to the Company, addressed to it at:

Techpoint, Inc.

2550 N. First Street, #550

San Jose, CA 95131

Telephone No.: [*]

Attn: Hiro Kozato, Chief Executive Officer

Email: [*]

with copies to (for information purposes only);

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304-1115 USA

Attn: James J. Masetti

Email: [*]

and

Pillsbury Winthrop Shaw Pittman LLP

725 South Figueroa Street

36th Floor

Los Angeles, CA 90017

Attention: Drew Simon-Rooke

E-mail: [*]

8.3 Definitions.

(a) For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing substantive terms that are no less restrictive in any material respect to the counterparty than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not contain any “standstill” or similar provision or otherwise restrict the making or amendment of any Takeover Proposal; provided that such confidentiality agreement shall not prohibit compliance or otherwise fulfilling the obligations by the Company with any of the provisions of Section 5.3 or the Confidentiality Agreement.

“affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Aggregate Merger Consideration” shall mean the product of (x) the number of Shares issued and outstanding (other than Shares to be cancelled or converted pursuant to Section 2.1(b)) immediately prior to the Effective Time multiplied by (y) the Merger Consideration.

“Ancillary Agreement” means the documents, agreements, exhibits, schedules, statements, contracts or certificates being executed and delivered in connection with this Agreement and the Transactions.

“Antitrust Laws” means the Sherman Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, the HSR Act, and all other federal, state, foreign or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Branch Offices” means the Company’s branch offices in South Korean and Taiwan.

“Burdensome Condition” means any condition, limitation, restriction, qualification or circumstance that would reasonably be expected to result in a material adverse effect on the business, results of operations, financial condition, or assets of the Company and its Subsidiaries, taken as a whole (including as a result of any anticipated reduction of twenty per cent (20%) or more in the Company’s annual revenue based on the most recent available consolidated financial information of the Company as of the date of this Agreement), or a material adverse effect on the business, operations, financial condition or assets of the combined business of Parent, the Company and their respective Subsidiaries, taken as a whole.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York, Japan and Taiwan are authorized or obligated by applicable Law to close.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Approval” means (a) Parent and the Company have received written notice from CFIUS that CFIUS has concluded that none of the Transactions is a “covered transaction,” as defined in 31 C.F.R. § 800.213 and not subject to Section 721 of the DPA; (b) Parent and the Company have received written notice from CFIUS that there are no unresolved national security concerns and all action under the DPA is concluded with respect to the Transactions; or (c) if CFIUS has sent a report to the President requesting the President’s decision on the CFIUS Notice, and the President shall have announced a decision not to take any action to suspend, prohibit, or place any limitations on the Transactions.

“CFIUS Notice” means a joint voluntary notice with respect to the Transactions prepared by Parent and the Company and submitted to CFIUS in accordance with the procedures described in 31 C.F.R. Part 800, Subpart E.

“CFIUS Turndown” shall mean (a) CFIUS has informed Parent and the Company in writing, after reasonable best efforts by Parent and the Company to negotiate with CFIUS to receive CFIUS Approval, that it has unresolved national security concerns with respect to the Transactions and that it will refer or has referred the Transactions to the President, or (b) if the parties fail to file a CFIUS Resubmission within the time period requested or permitted by CFIUS.

“Change of Control” means, with respect to any Person: (a) the sale of all or substantially all of the consolidated assets of such Person; (b) a sale resulting in no less than a majority of the common stock or other voting stock of such Person being held by a third party; or (c) a merger, consolidation, recapitalization, or reorganization of such Person with or into a third party that results in the inability of the equity-holders of such Person prior to such merger, consolidation, recapitalization, or reorganization to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Adverse Recommendation Change” means the Company Board: (a) failing to make, withholding, withdrawing, amending, modifying, or materially qualifying, in a manner adverse to Parent, the Company Board Recommendation, (b) failing to include the Company Board Recommendation in the Proxy Statement that is disseminated to the Company’s stockholders; (c) adopting, approving, recommending, endorsing, or otherwise declaring advisable a Takeover Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for the Shares for twenty percent (20%) or more of the Shares within ten (10) Business Days after the commencement of such offer; (e) failing to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within ten (10) Business Days following receipt of written request from Parent to provide such reaffirmation after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Takeover Proposal; provided that Parent may only make such request once with respect to any Takeover Proposal and once with respect to each material amendment to any Takeover Proposal; or (f) resolving or agreeing to take any of the foregoing actions.

“Company Employee” means, as of any relevant time, any employee of the Company or any of its Subsidiaries.

“Company Equity Awards” means, collectively, Company Options and Company RSUs.

“Company Equity Plans” means, collectively, the Techpoint, Inc. 2012 Stock Incentive Plan and the Techpoint, Inc. 2017 Stock Incentive Plan.

“Company Intellectual Property” means, collectively, the Company Licensed Intellectual Property and Company Owned Intellectual Property.

“Company Licensed Intellectual Property” means any and all Intellectual Property owned by a third party and licensed or sublicensed (or purported to be licensed or sublicensed) to the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.

“Company Material Adverse Effect” means any event, circumstance, development, occurrence, fact, condition, effect, or change (each, an “Effect”) that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, financial condition, or assets of the Company and its Subsidiaries, taken as a whole; or (b) the ability of the Company to timely perform its obligations under this Agreement or consummate the Transactions; provided, however, that, for the purposes of clause (a), a Company Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political or regulatory conditions or any conditions generally affecting any of the foregoing or affecting any segment of the industries or any regions in which the Company and its Subsidiaries operate (including interest rate and exchange rate changes, inflationary matters or tariffs or trade wars); (ii) the execution and delivery, announcement, pendency or consummation of the Transactions, including any adverse changes in the Company’s relationship with its employees, customers, partners, Governmental Entities, suppliers or vendors (it being understood and agreed that this clause shall not apply with respect to Section 3.4); (iii) any changes in applicable Law or GAAP or other applicable accounting standards or the enforcement, implementation or interpretation thereof, (iv) any hostilities, acts of war (whether or not declared), sabotage, terrorism, military actions or civil unrest or the escalation or worsening thereof; (v) acts of God, force majeure events, natural or man-made disasters, epidemics, pandemics or disease outbreaks; (vi) general conditions in the industry in which the Company and its Subsidiaries operate; (vii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (but excluding the underlying Effects for such failure to the extent permitted by this definition and not otherwise excluded by another clause of this proviso); (viii) any change, in and of itself, in the market price or trading volume of the Company’s securities (but excluding the underlying Effects for such change to the extent permitted by this definition and not otherwise excluded by another clause of this proviso); (ix) any change in the Company’s credit rating (but excluding the underlying Effects for such change to the extent permitted by this definition and not otherwise excluded by another clause of this proviso); (x) any actual, complete or partial, sequester, stoppage, shutdown, default or similar event or occurrence by or involving or affecting any Governmental Entity, (xi) any stockholder or derivative litigation (or equivalent) arising from or relating to this Agreement or the Transactions, (xii) the Company’s compliance with the terms of the Trust Agreement, including with respect to any payments or issuances of Japanese Depository Shares by the Company thereunder in accordance with the terms of the Trust Agreement; or (xiii) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with Parent’s consent (or any action not taken as a result of the failure of Parent to consent to any action requiring Parent’s consent pursuant to Section 5.1); provided further, however, that any Effect referred to in clauses (i), (iii), (iv), (v), (vi) or (x) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

“Company Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Contract” or “Contracts” means any of the written or oral agreements, arrangements, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, purchase and sale orders and other legal commitments to which in each case a Person is a party or to which any of the properties or assets of such Person or its Subsidiaries are subject.

“DPA” means the Defense Production Act of 1950, as amended.

“EAR” means the U.S. Export Administration Regulations.

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety in an occupational setting or as a result of contamination of environmental media, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the Release, management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as

amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et. seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et. seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et. seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et. seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et. seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et. Seq.

“Environmental Permits” means any Permit required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person that would be considered a single employer within the meaning of Section 4001(b)(1) of ERISA or Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any of the Transactions.

“FAR” means the Federal Acquisition Regulation codified at Title 48 of the Code of Federal Regulations, and any other applicable agency supplements thereto including, without limitation, the Department of Defense FAR Supplement codified at Title 48 of the Code of Federal Regulations and the General Services Administration Acquisition Regulation codified at Title 48 of the Code of Federal Regulations.

“FEFTA” means the Foreign Exchange and Foreign Trade Act of Japan (Act No. 228 of 1949), as amended, and the rules and regulations promulgated thereunder.

“FEFTA Designated Business” means any business that is (i) listed in the appended table 1 or 2 to the Public Notice Specifying Business Types to Be Specified by the Minister of Finance and the Competent Minister for the Business Pursuant to the Provisions of Article 3, Paragraph 3 of the Japanese Order on Inward Direct Investment, as amended and supplemented from time to time, (ii) not listed in any of the appended tables 1, 2 and 3 to the Public Notice Specifying Business Types to Be Specified by the Minister of Finance and the Competent Minister for the Business Pursuant to the Provisions of Article 3, Paragraph 3 of the Japanese Order on Inward Direct Investment, or (iii) listed in the appended table to Public Notice Specifying Business Types to Be Specified by the Minister of Finance and the Competent Minister for the Business Pursuant to the Provisions of Article 3, Paragraph 1 and Article 4, Paragraph 2 of the Japanese Order on Inward Direct Investment, as amended and supplemented from time to time.

“FIEA” means the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948), as amended, and the rules and regulations promulgated thereunder.

“Foreign Export and Import Law” means any applicable Law of a Governmental Entity (other than a U.S. Governmental Entity) regulating exports, imports or re-exports to, from or within such foreign country, including the export, import, transfer or re-export of any goods, software, services or technical data.

“Fraud” means, with respect to a party, Delaware common law fraud of a representation or warranty in ARTICLE 3 or ARTICLE 4 made by such party, involving an actual and intentional misrepresentation of a material fact, (a) with respect to the Company, to the Company’s Knowledge or (b) with respect to Parent or Merger Sub, to Parent’s or Merger Sub’s Knowledge, of its falsity and made for the purpose of inducing the other party to act. For the avoidance of doubt, Fraud shall not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, fraud by reckless or negligent misrepresentations or any tort based on negligence or recklessness.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Governmental Authorization” means: (a) any permit, license, certificate, certification, franchise, approval, concession, permission, variance, clearance, registration, qualification, or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any applicable Law; or (b) any right under any Contract with any Governmental Entity, including the expiration of the waiting period under any required approval or clearance of any Governmental Entity pursuant to any applicable Antitrust Law.

“Governmental Entity” means any supranational, national, federal, state, municipal, local, county, provincial or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (including any applicable securities exchange).

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, mold, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, per- and polyfluoroalkyl substance and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money (including the outstanding principal amount of such indebtedness and accrued and unpaid interest thereon); (b) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (c) indebtedness evidenced by bonds, debentures, notes or other similar instruments or debt securities; (d) liabilities arising out of interest rate, currency swap arrangements or any other arrangements designed to provide protection against fluctuations in interest or currency rates or any other hedging arrangements; and (e) indebtedness of others as described in clauses (a) through (d) above guaranteed or secured by such Person.

“Indirect Capital Gains Tax” means any Tax imposed on Parent or any of its affiliates (including the Surviving Corporation from and after the Effective Time) in connection with the indirect transfer of capital stock (including capital gains on shares or any assets including real property) of or in any Subsidiary of the Company, incurred in connection with this Agreement and the Transactions.

“Information Privacy Requirements” means any and all (a) Laws or Orders pertaining to privacy, data protection, cybersecurity and/or data transfer or other processing of Personal Information or other data (including Customer Data), including all privacy and security breach disclosure Laws that are applicable to the Company and its Subsidiaries, and (b) public-facing privacy policies and requirements contained in any Contract to which the Company or any of its Subsidiaries is bound, in each case, under this clause (b), relating to privacy, data protection, cybersecurity and/or data transfer or other processing of Personal Information or other data (including Customer Data).

“Intellectual Property” means any and all intellectual property and proprietary rights in any jurisdiction throughout the world, including all: (a) inventions (whether or not patentable or reduced to practice or made the subject of one or more pending patent applications), national and multinational statutory invention registrations, patents and patent applications (including all reissues, continuations, continuations-in-part, revisions, provisionals, non-provisionals, divisionals, renewals, extensions and reexaminations in connection therewith) registered or applied for in any jurisdiction, and all improvements to any of the foregoing (“Patents”); (b) trademarks, service marks, service names, trade dress, brand names, logos, certifications, trade names, corporate names, Internet domain names and any and all other indications of origin in any jurisdiction, whether or not the foregoing are registered and together with the goodwill associated therewith, and all variations, derivations, combinations, applications and registrations in connection therewith; (c) Internet domain names, uniform resource locators and social media accounts and handles, including any registration thereof, and all goodwill associated with each of the foregoing; (d) all copyrights (whether or not published or registered), and all applications and registrations in connection therewith in any jurisdiction, works of authorship, mask work rights and any and all derivative works, moral rights, renewals, extensions, reversions or restorations in connection with the foregoing, regardless of the medium of fixation or means of expression; (e) trade secrets, confidential information, and know-how, technical data, algorithms, formulae, data, procedures, protocols, rules of thumb, results of experimentation and testing; (f) rights in Software; (g) industrial designs (whether or not registered); (h) databases and data collections; (i) other related rights, including any renewal, reissue, reversion, reexamination, or extension of any of the foregoing, and any right equivalent or similar to any of the foregoing; (j) rights to claim priority to, and collect royalties and proceeds in connection with, any of the foregoing; and (k) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing.

“Intervening Event” means any event, circumstance, change, occurrence, development or effect that materially affects the business, assets or operations of the Company and that (a) was not known to, nor reasonably foreseeable by, the Company Board as of or prior to the date hereof (or if known, the consequences of which are not known nor reasonably foreseeable by the Company Board as of or prior to the date hereof) and (b) does not relate to (i) any Takeover Proposal or Superior Proposal or (ii) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date hereof in the market price or trading volume of the Equity Interests or the credit rating of the Company (provided that the underlying events, circumstances, changes, occurrences, developments or effects may be deemed to constitute, or be taken into account in determining whether there has been an Intervening Event).

“IRS” means the United States Internal Revenue Service.

“IT Systems” means any and all computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology assets and equipment (including laptops and mobile devices), and all associated documentation, in each case, owned by the Company or any of its Subsidiaries or used, licensed or leased by (or purported to be owned by or licensed or leased by) the Company or any of its Subsidiaries.

“ITAR” means the International Traffic in Arms Regulations.

“Japanese Depositary Shares” means the Japanese depositary shares issued pursuant to the Trust Agreement.

“JDR Trustees” means the trustee under the Trust Agreement.

“Knowledge” means (a) when used with respect to the Company, the actual knowledge of the individuals listed in Section 8.3 of the Company Disclosure Schedule (assuming reasonable investigation); and (b) when used with respect to Parent or Merger Sub, the actual knowledge of the officers and directors of Parent and Merger Sub (assuming reasonable investigation).

“Law” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.

“Lien” means with respect to any property, equity interest or asset, any mortgage, deed of trust, hypothecation, lien, encumbrance, pledge, charge, security interest, right of first refusal, right of first offer, option, adverse claim, license, voting proxy or agreement, or restriction on voting or transfer (except for any restrictions on transfer generally arising under any applicable federal or state securities Laws).

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Order” means any order, writ, assessment, decision, injunction, decree, ruling, or judgment of a Governmental Entity, arbitrator, or other tribunal, whether temporary, preliminary, or permanent.

“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business consistent with past practice for amounts which are not yet due and payable or which are being contested by appropriate proceedings in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (f) any non-exclusive license to any Intellectual Property entered into in the ordinary course of business consistent with past practice; and (g) other than with respect to Liens on the Shares, any other Liens that, in the aggregate, do not materially impair the value or the continued use and operation of the assets or properties to which they relate.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act), including a Governmental Entity.

“Personal Information” means any information that identifies or, alone or in combination with any other information, could reasonably be used to identify, locate, or contact a natural Person, including name, street address, telephone number, email address, identification number issued by a Governmental Entity, credit card number, bank information, customer or account number, online identifier, device identifier, IP address, browsing history, search history, or other website, application, or online activity or usage data, location data, biometric data, medical or health information, or any other information that is considered “personally identifiable information,” “personal information,” “personal data” or any term of similar import, in each case as defined under applicable Laws relating to data privacy, data protection, cybersecurity and/or the processing of such information or data.

“President” means the President of the United States of America.

“Principal” means an officer, director, owner, partner, or a Person having primary management or supervisory responsibilities within a business entity (e.g., general manager; plant manager; head of a division or business segment; and similar positions).

“Proceeding” means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, examinations, or other similar legal proceedings of any nature, civil, criminal or regulatory, in law or in equity, in each case, by or pending before any Governmental Entity, arbitrator, mediator, or other tribunal.

“Process” or “Processing” means any operation or set of operations which is performed on data, or on sets of data, whether or not by automated means, such as the receipt, access, acquisition, arrangement, collection, copying, creation, maintenance, modification, recording, organization, processing, compilation, selection, structuring, storage, visualization, adaptation, alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction, or instruction, training or other learning relating to such data or combination of such data.

“Proxy Statement” means a proxy statement or similar disclosure document relating to the adoption and approval of this Agreement by the Company’s stockholders, as amended or supplemented.

“Regulatory Laws” means any applicable supranational, national, federal, state, county, local or foreign antitrust, competition, trade regulation, or foreign investment Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended, and other similar antitrust, competition or trade regulation laws of any jurisdiction other than the United States.

“Regulatory Termination Fee” means $12,000,000.

“Release” means any disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the indoor or outdoor environment, including any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other environmental media.

“Representatives” means, with respect to a Person, such Person’s directors, officers, managers, members, partners, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means any and all (i) computer programs, systems, applications and code, including any software implementations of algorithms, models and methodologies (including, in each case, those for artificial intelligence systems) and any source code, object code, development and design tools, applets, compilers and assemblers and (ii) documentation relating to or embodying any of the foregoing.

“Specified Government Entity” means (a) any Governmental Antitrust Authority, (b) the Ministry of Economic Affairs of Taiwan, and (c) CFIUS.

“Subsidiary” of Parent, the Company or any other Person means any corporation, limited liability company, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the capital stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other Equity Interests that would confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Superior Proposal” means a written Takeover Proposal that is not solicited in material breach of Section 5.3 (except that, for purposes of this definition, each reference in the definition of “Takeover Proposal” to “twenty percent (20%) or more” shall be “more than fifty percent (50%)”) that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) is (a) reasonably likely to be consummated and (b) if consummated, more favorable from a financial perspective to the holders of the Shares than the Transactions, in each case, after considering such factors as the Company Board considers to be appropriate, including the terms and conditions of such Takeover Proposal, likelihood of consummation and any revisions to the terms of this Agreement and the Merger proposed by Parent during the Superior Proposal Notice Period set forth in Section 5.3(d)(i).

“Supporting Stockholders” means Fumihiro Kozato, Akiko Kozato, Dr. Feng Kuo and Fun-Kai Liu.

“Takeover Proposal” means a bona fide inquiry, proposal or offer from, or indication of interest in making a proposal or offer from any Person or group (other than Parent and its Subsidiaries, including Merger Sub), relating to any transaction or series of related transactions (other than the Transactions), involving any: (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to twenty percent (20%) or more of the fair market value of the Company’s and its Subsidiaries’ consolidated assets or to which twenty percent (20%) or more of the Company’s and its Subsidiaries’ net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of twenty percent (20%) or more of the voting equity interests of the Company or any of its Subsidiaries whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) twenty percent (20%) or more of the voting power of the Company; (d) merger, consolidation, other business combination, or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own twenty percent (20%) or more of the consolidated net revenues, net income, or assets of the Company, and its Subsidiaries, taken as a whole; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of the Company or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute twenty percent (20%) or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; or (f) any combination of the foregoing.

“Taiwan DIR Approval” means any and all approvals, authorizations, permits or clearances from the Department of Investment Review, the Ministry of Economic Affairs of Taiwan, under the Statute for Industrial Innovation, the Regulations of Corporate Outbound Investment, the Act Governing Relations between the People of the Taiwan Area and the Mainland Area, the Permission Rules for Investment or Technical Cooperation in Mainland China and any other relevant rules or interpretations thereto that are required in connection with the Transactions.

“Tax Return” means any report, return (including information return), claim for refund, estimated filing or declaration required to be filed or actually filed with a Governmental Entity in connection with the determination, assessment or collection of any Tax, including any schedule, attachment or supporting information thereto, and including any amendments thereof.

“Tax” or “Taxes” means all taxes, fees, levies, duties, tariffs, imposts and other charges in the nature of a tax imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, net proceeds, real property, personal property, sales, use, goods and services, net worth, capital stock, business license, occupation, commercial activity, customs duties, alternative or add-on minimum, environmental, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, estimated, withholding, ad valorem, stamp, transfer, registration, escheat, abandoned or unclaimed property, value-added and gains tax, together with any interest, penalties or additional amounts imposed by any Governmental Entity, whether disputed or not, and any liabilities to pay any of the foregoing as a transferee or successor, by assumption or Contract or by operation of Law.

“Termination Fee” means an amount equal to $7,520,000.

“Transfer Taxes” means any transfer, sales, use, stamp, documentary, registration, value added or other similar Taxes.

“Treasury Regulations” means the final and temporary regulations promulgated under the Code by the U.S. Department of Treasury.

“Trust Agreement” means the Beneficiary Certificate Issuance Trust Agreement and Agreement regarding Issuer dated August 31, 2017 between the Company; Mizuho Securities Co., Ltd.; Mitsubishi UFJ Trust and Banking Corporation; and The Master Trust Bank of Japan, Ltd.

“U.S.” means the United States of America.

“U.S. Export and Import Law” means any applicable Law of the U.S. regulating exports, re-export, deemed re-exports, transfers or imports of goods, services, software or technical data, including the United States Export Control Reform Act of 2018, the EAR, the Arms Export Control Act, ITAR, the economic sanctions laws, regulations and executive orders administered by OFAC or U.S. Department of State, the Tariff Act of 1930 the Trade Act of 1974 and anti-boycott laws and regulations implemented by the U.S. Department of Commerce and Treasury.

“U.S. Government” means the federal government of the U.S. and any agencies, instrumentalities and departments thereof.

“Willful Breach” means a material breach of or material failure to perform a covenant or agreement in this Agreement caused by an act or failure to act on the part of the breaching party with the actual knowledge (assuming reasonable investigation) that such act or failure to act would result in or constitute a material breach of this Agreement.

(b) The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble

“Anti-Corruption Law”	Section 3.9(b)

“Bankruptcy and Enforceability Exceptions”	Section 3.3(a)

“Book-Entry Shares”	Section 2.2(b)(ii)

“Certificate of Merger”	Section 1.2

“Certificates”	Section 2.2(b)(i)

“CFIUS Resubmission”	Section 5.5(f)

“Closing”	Section 1.2

“Closing Date”	Section 1.2

“Company”	Preamble

“Company Acquisition Agreement”	Section 5.3(a)

“Company Benefit Plan”	Section 3.11(a)

“Company Board”	Recitals

“Company Board Recommendation”	Section 3.3(b)

“Company Bylaws”	Section 3.1

“Company Charter”	Section 3.1

“Company Common Stock”	Recitals

“Company Continuing Employees”	Section 5.6(a)

“Company Disclosure Documents”	Section 3.5(a)

“Company Disclosure Financial Statements”	Section 3.5(c)

“Company Disclosure Schedule”	ARTICLE 3

“Company Leased Real Property”	Section 3.14(b)

“Company Material Contracts”	Section 3.16(a)(xix)

“Company Option”	Section 2.4(a)

“Company Registered Intellectual Property”	Section 3.17(a)

“Company Related Parties”	Section 7.6(f)

“Company Representatives”	Section 3.9(b)

“Company RSU”	Section 2.4(b)

“Company Service Provider”	Section 3.11(a)

“Company Stockholder Approval”	Section 3.3(c)

“Company Stockholders Meeting”	Section 5.4(a)

“Confidentiality Agreement”	Section 5.2(b)

“Consents”	Section 3.4(a)

“Continuation Period”	Section 5.6(a)

“Customer Data”	Section 3.17(a)

“DGCL”	Recitals

“Dissenting Shares”	Section 2.3

“Effect”	Section 8.3(a)

“Effective Time”	Section 1.2

“End Date”	Section 7.2(a)

“Greenhill”	Section 3.22

“Governmental Antitrust Authority”	Section 5.5(a)

“Government Official”	Section 3.9(b)

“Indemnification Agreements”	Section 5.7(a)

“Indemnified Party”	Section 5.7(a)

“Intervening Event Notice Period”	Section 5.3(d)(ii)

“Japanese Subsidiary”	Section 3.10(c)

“Lease”	Section 3.14(b)

“Maximum Premium”	Section 5.7(c)

“Merger”	Recitals

“Merger Consideration”	Section 2.1(a)

“Merger Sub”	Preamble

“Non-U.S. Company Benefit Plan”	Section 3.11(a)

“Option Consideration”	Section 2.4(a)

“Parent”	Preamble

“Parent Related Parties”	Section 7.6(g)

“Parent Welfare Benefit Plan”	Section 5.6(b)

“Paying Agent”	Section 2.2(a)

“Payment Fund”	Section 2.2(a)

“Permits”	Section 3.10(b)

“Regulatory Authorization Claim”	Section 7.6(g)

“Required Regulatory Authorizations”	Section 6.1

“Sanctions Target”	Section 3.9(d)

“Security Incident”	Section 3.17(h)

“Shares”	Recitals

“Significant Customer”	Section 3.16(a)

“Significant Supplier”	Section 3.16(a)

“Superior Proposal Notice Period”	Section 5.3(d)(i)

“Support Agreement”	Recitals

“Surviving Corporation”	Section 1.1(a)

“Tokyo Stock Exchange Announcement”	Section 3.7(b)

“Transactions”	Section 1.1(a)

“Waiver Agreement”	Section 5.14

8.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, or incapable of being enforced under any applicable Law, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.6 Entire Agreement. This Agreement (including all exhibits, annexes, and schedules referred to herein), the Company Disclosure Schedule, and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement and the Company Disclosure Schedule (other than an exception expressly set forth as such in the Company Disclosure Schedule), the statements in the body of this Agreement will control.

8.7 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as contemplated by the last sentence of

Section 5.13, neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, may directly or indirectly assign its rights or obligations hereunder, voluntarily or involuntarily, including by Change of Control, merger (whether or not such party is the surviving corporation), operation of law, or any other manner, without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that prior to the Effective Time, Merger Sub may, without the prior written consent of the Company, assign all or any portion of its rights under this Agreement to Parent or to one or more of Parent’s direct or indirect wholly owned subsidiaries.

8.8 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, other than pursuant to Sections 5.7, 7.6(f) or 7.6(g), is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.9 Mutual Drafting; Interpretation. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the word “or” is not exclusive. As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement. When used in reference to the Company or its Subsidiaries, the term “material” shall be measured against the Company and its Subsidiaries, taken as a whole. The words “made available to Parent” and words of similar import refer to documents (a) posted to the data room maintained by the Company or its Representatives in connection with the Transactions, (b) delivered in person or electronically to Parent, Merger Sub or any of their respective Representatives or (c) that are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC, in each case, at least two (2) Business Days prior to the date of this Agreement. Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Articles and Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall be disjunctive and shall not be deemed to be exclusive. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or a material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Company Material Adverse Effect. The information contained in the Company Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information contained in the Company Disclosure Schedule shall be deemed to be an admission by the Company to any third party of any matter whatsoever (including any violation of Law or breach of Contract).

8.10 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement and all claims and causes of action arising in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery or any federal court sitting in the State of Delaware in any Proceeding arising out of or relating to this Agreement or the Transactions, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such courts, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such courts. Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10(c).

8.11 Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.12 Specific Performance; Remedies Cumulative.

(a) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. For the avoidance of doubt, notwithstanding anything else in this Agreement, in no event shall specific performance of the Company’s, Parent’s or Merger Sub’s obligation to consummate the Merger survive any termination of this Agreement.

(b) Except as otherwise provided in this Agreement, each party further agrees that: (i) no such party will oppose the granting of an injunction or specific performance as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity; (ii) no such party will oppose the specific performance of the terms and provisions of this Agreement; and (iii) no other party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.12, and each party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

(c) Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

(d) It is explicitly agreed that the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and Merger Sub’s obligations to consummate the Merger.

8.13 Disclaimer of Projections. Parent and Merger Sub acknowledge that in connection with their investigation of the Company’s business, Parent and Merger Sub have received or may receive certain projections, including projected statements of operating revenues and income from operations of the Company’s business, cost estimates and certain business plan information. Parent and Merger Sub agree that they each take full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, other forecasts, summaries, plans and presentations so furnished to it, whether orally or in writing or in materials made available in any “data room” (virtual or otherwise), including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Accordingly, none of the Company, their affiliates, nor any other Person is making any representation or warranty with respect to any estimates, projections, other forecasts, summaries, plans or presentations, including the reasonableness of the assumptions underlying such estimates, projections, other forecasts, summaries, plans or presentations, and Parent and Merger Sub hereby disclaim any reliance on such estimates, projections, other forecasts, summaries, plans and presentations and agrees that it has not relied thereon.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers or managers thereunto duly authorized.

PARENT:

ASMedia Technology Inc.

By:	/s/ Chewei Lin
Name: Chewei Lin
Title: President

MERGER SUB:

Apex Merger Sub Inc.

By:	/s/ Hsi Kai Chen
Name: Hsi Kai Chen
Title: President

[Signature Page to Agreement and Plan of Merger]

THE COMPANY:

Techpoint, Inc.

By:	/s/ Fumihiro Kozato
Name: Fumihiro Kozato
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Certificate of Incorporation of Surviving Corporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TECHPOINT, INC.

[●]

FIRST: The name of the corporation is Techpoint, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of common stock with a par value of $0.01 per share.

FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the Corporation (the “Bylaws”).

SIXTH: Election of directors need not be by written ballot unless the Bylaws so provide.

SEVENTH: The Corporation expressly elects not to be governed by Section 203 of Delaware Law.

EIGHTH: (1) A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer to the fullest extent permitted by Delaware Law. If Delaware Law hereafter is amended to further eliminate or limit the liability of a director or officer, then a director or officer of the Corporation, in addition to the circumstances in which a director or officer is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended Delaware Law.

(2)(a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or any predecessor of the Corporation or is or was serving at the request of the Corporation or any predecessor of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this ARTICLE EIGHTH shall also include the right to be paid by the Corporation for any expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this ARTICLE EIGHTH shall be a contract right.

(b) The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

(3) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

(4) The rights and authority conferred in this ARTICLE EIGHTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

(5) Neither the amendment nor repeal of this ARTICLE EIGHTH, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

NINTH: The Corporation reserves the right to amend this Amended and Restated Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of the date first written above.

Exhibit B

Form of Bylaws of the Surviving Corporation

AMENDED AND RESTATED

BYLAWS

OF

TECHPOINT, INC.

* * * * *

ARTICLE 1

OFFICES

Section 1.01. Registered Office. The registered office of Techpoint, Inc. (the “Corporation”) shall be set forth in the certificate of incorporation of the Corporation.

Section 1.02. Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors of the Corporation (the “Board”) may from time to time determine or the business of the Corporation may require.

Section 1.03. Books. The books of the Corporation may be kept within or without the State of Delaware as the Board may from time to time determine or the business of the Corporation may require.

ARTICLE 2

MEETINGS OF STOCKHOLDERS

Section 2.01. Time and Place of Meetings. All meetings of stockholders shall be held at such place, either within or without the State of Delaware, on such date and at such time as may be determined from time to time by the Board (or the Chairman of the Board in the absence of a designation by the Board).

Section 2.02. Annual Meetings. Unless directors are elected by written consent in lieu of an annual meeting as permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”), an annual meeting of stockholders, commencing with the year 2025, shall be held for the election of directors and to transact such other business as may properly be brought before the meeting. Stockholders may, unless the certificate of incorporation otherwise provides, act by written consent to elect directors; provided, however, that if such consent is less than unanimous, such action by written consent may be in lieu of holding an annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action.

Section 2.03. Special Meetings. Special meetings of stockholders may be called by the Board or the Chairman of the Board and shall be called by the Secretary at the request in writing of holders of record of a majority of the outstanding capital stock of the Corporation entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.

Section 2.04. Notice of Meetings and Adjourned Meetings; Waivers of Notice. (a) Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by Delaware Law, such notice shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting. Unless these bylaws otherwise require, when a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

(b) A written waiver of any such notice signed by the person entitled thereto, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 2.05. Quorum. Unless otherwise provided under the certificate of incorporation or these bylaws and subject to Delaware Law, the presence, in person or by proxy, of the holders of a majority of the outstanding capital stock of the Corporation entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, a majority in voting interest of the stockholders present in person or represented by proxy may adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

Section 2.06. Voting. (a) Unless otherwise provided in the certificate of incorporation and subject to Delaware Law, each stockholder shall be entitled to one vote for each outstanding share of capital stock of the Corporation held by such stockholder. Any share of capital stock of the Corporation held by the Corporation shall have no voting rights. Except as otherwise provided by law, the certificate of incorporation or these bylaws, in all matters other than the election of directors, the affirmative vote of the majority of the shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders.

(b) Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, appointed by an instrument in writing, subscribed by such stockholder or by his attorney thereunto authorized, or by proxy sent by cable, telegram or by any means of electronic communication permitted by law, which results in a writing from such stockholder or by his attorney, and delivered to the secretary of the meeting. No proxy shall be voted after three (3) years from its date, unless said proxy provides for a longer period.

(c) In determining the number of votes cast for or against a proposal or nominee, shares abstaining from voting on a matter will not be treated as a vote cast.

Section 2.07. Action by Consent. (a) Unless otherwise provided in the certificate of incorporation and subject to the proviso in Section 2.02, any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to the Corporation as provided in Section 2.07(b).

(b) Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this section and Delaware Law to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

Section 2.08. Organization. At each meeting of stockholders, the Chairman of the Board, if one shall have been elected, or in the Chairman’s absence or if one shall not have been elected, the director designated by the vote of the majority of the directors present at such meeting, shall act as chairman of the meeting. The Secretary (or in the Secretary’s absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting) shall act as secretary of the meeting and keep the minutes thereof.

Section 2.09. Order of Business. The order of business at all meetings of stockholders shall be as determined by the chairman of the meeting.

ARTICLE 3

DIRECTORS

Section 3.01. General Powers. Except as otherwise provided in Delaware Law or the certificate of incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

Section 3.02. Number, Election and Term Of Office. (a) The number of directors which shall constitute the whole Board shall be fixed from time to time by resolution of the Board but shall not be less than one or more than nine. The directors shall be elected at the annual meeting of the stockholders by written ballot, except as provided in Section 2.02 and Section 3.12 herein, and each director so elected shall hold office until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders.

(b) Subject to the rights of the holders of any series of preferred stock to elect additional directors under specific circumstances, directors shall be elected by a plurality of the votes of the shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Section 3.03. Quorum and Manner of Acting. Unless the certificate of incorporation or these bylaws require a greater number, a majority of the total number of directors shall constitute a quorum for the transaction of business, and the affirmative vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board. When a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Board may transact any business which might have been transacted at the original meeting. If a quorum shall not be present at any meeting of the Board the directors present thereat shall adjourn the meeting, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 3.04. Time and Place of Meetings. The Board shall hold its meetings at such place, either within or without the State of Delaware, and at such time as may be determined from time to time by the Board (or the Chairman in the absence of a determination by the Board).

Section 3.05. Annual Meeting. The Board shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of stockholders, on the same day and at the same place where such annual meeting shall be held. Notice of such meeting need not be given. In the event such annual meeting is not so held, the annual meeting of the Board may be held at such place either within or without the State of Delaware, on such date and at such time as shall be specified in a notice thereof given as hereinafter provided in Section 3.07 herein or in a waiver of notice thereof signed by any director who chooses to waive the requirement of notice.

Section 3.06. Regular Meetings. After the place and time of regular meetings of the Board shall have been determined and notice thereof shall have been once given to each member of the Board, regular meetings may be held without further notice being given.

Section 3.07. Special Meetings. Special meetings of the Board may be called by the Chairman of the Board or the President and shall be called by the Chairman of the Board, President or Secretary on the written request of one director. Notice of special meetings of the Board shall be given to each director at least three days before the date of the meeting in such manner as is determined by the Board.

Section 3.08. Committees. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to any of the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by Delaware Law to be submitted to the stockholders for approval or (b) adopting, amending or repealing any bylaw of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

Section 3.09. Action by Consent. Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions, are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 3.10. Telephonic Meetings. Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 3.11. Resignation. Any director may resign at any time by giving notice in writing or by electronic transmission to the Board or to the Secretary of the Corporation. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.12. Vacancies. Unless otherwise provided in the certificate of incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the certificate of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. Each director so chosen shall hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. If there are no directors in office, then an election of directors may be held in accordance with Delaware Law. Unless otherwise provided in the certificate of incorporation, when one or more directors shall resign from the Board, effective at a future date, a majority of the directors then in office shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in the filling of other vacancies.

Section 3.13. Removal. Any director or the entire Board may be removed, with or without cause, at any time by the affirmative vote of the holders of a majority of the outstanding capital stock of the Corporation then entitled to vote at any election of directors and the vacancies thus created may be filled in accordance with Section 3.12 herein.

Section 3.14. Compensation. Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board shall have authority to fix the compensation of directors, including fees and reimbursement of expenses.

ARTICLE 4

OFFICERS

Section 4.01. Principal Officers. The principal officers of the Corporation shall be a President, one or more Vice Presidents, a Treasurer and a Secretary who shall have the duty, among other things, to record the proceedings of the meetings of stockholders and directors in a book kept for that purpose. The Corporation may also have such other principal officers, including one or more Controllers, as the Board may in its discretion appoint. One person may hold the offices and perform the duties of any two or more of said offices, except that no one person shall hold the offices and perform the duties of President and Secretary.

Section 4.02. Election, Term of Office and Remuneration. The principal officers of the Corporation shall be elected annually by the Board at the annual meeting thereof. Each such officer shall hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. The remuneration of all officers of the Corporation shall be fixed by the Board. Any vacancy in any office shall be filled in such manner as the Board shall determine.

Section 4.03. Subordinate Officers. In addition to the principal officers enumerated in Section 4.01 herein, the Corporation may have one or more Assistant Treasurers, Assistant Secretaries and Assistant Controllers and such other subordinate officers, agents and employees as the Board may deem necessary, each of whom shall hold office for such period as the Board may from time to time determine. The Board may delegate to any principal officer the power to appoint and to remove any such subordinate officers, agents or employees.

Section 4.04. Removal. Except as otherwise permitted with respect to subordinate officers, any officer may be removed, with or without cause, at any time, by resolution adopted by the Board.

Section 4.05. Resignations. Any officer may resign at any time by giving written notice to the Board (or to a principal officer if the Board has delegated to such principal officer the power to appoint and to remove such officer). The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.06. Powers and Duties. The officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board.

ARTICLE 5

CAPITAL STOCK

Section 5.01. Certificates For Stock; Uncertificated Shares. The shares of the Corporation shall be represented by certificates, provided that the Board of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Except as otherwise provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of shares represented by certificates of the same class and series shall be identical. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Corporation by any two authorized officers of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. A Corporation shall not have power to issue a certificate in bearer form.

Section 5.02. Transfer Of Shares. Shares of the stock of the Corporation may be transferred on the record of stockholders of the Corporation by the holder thereof or by such holder’s duly authorized attorney upon surrender of a certificate therefor properly endorsed or upon receipt of proper transfer instructions from the registered holder of uncertificated shares or by such holder’s duly authorized attorney and upon compliance with appropriate procedures for transferring shares in uncertificated form, unless waived by the Corporation.

Section 5.03. Authority for Additional Rules Regarding Transfer. The Board shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of the stock of the Corporation, as well as for the issuance of new certificates in lieu of those which may be lost or destroyed, and may require of any stockholder requesting replacement of lost or destroyed certificates, bond in such amount and in such form as they may deem expedient to indemnify the Corporation, and/or the transfer agents, and/or the registrars of its stock against any claims arising in connection therewith.

ARTICLE 6

INDEMNIFICATION OF DIRECTORS, OFFICERS,

EMPLOYEES AND OTHER AGENTS

Section 6.01. Indemnification of Directors and Officers. The Corporation shall, to the maximum extent and in the manner permitted by Delaware Law, indemnify each of its directors and officers against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Corporation. For purposes of this Section 6.01, a “director” or “officer” of the Corporation includes any person (a) who is or was a director or officer of the Corporation, (b) who is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (c) who was a director or officer of a corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation.

Section 6.02. Indemnification of Others. The Corporation shall have the power, to the maximum extent and in the manner permitted by Delaware Law, to indemnify each of its employees and agents (other than directors and officers) against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Corporation. For purposes of this Section 6.02, an “employee” or “agent” of the Corporation (other than a director or officer) includes any person (a) who is or was an employee or agent of the Corporation, (b) who is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (c) who was an employee or agent of a corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation.

Section 6.03. Payment of Expenses in Advance. Expenses incurred in defending any action or proceeding for which indemnification is required pursuant to Section 6.01 of these bylaws or for which indemnification is permitted pursuant to Section 6.02 of these bylaws, following authorization thereof by the Board, shall be paid by the Corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that the indemnified party is not entitled to be indemnified as authorized in this Article 6.

Section 6.04. Indemnity Not Exclusive. The indemnification provided by this Article 6 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, to the extent that such additional rights to indemnification are authorized in the certificate of incorporation.

Section 6.05. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of Delaware Law.

Section 6.06. Repeal, Amendment, or Modification. Neither the amendment nor repeal of this Article 6, nor the adoption of any provision of these bylaws, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

ARTICLE 7

GENERAL PROVISIONS

Section 7.01. Fixing the Record Date. (a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided that the Board may fix a new record date for the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date has been fixed by the Board, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required by Delaware Law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board and prior action by the Board is required by Delaware Law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

(c) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 7.02. Dividends. Subject to limitations contained in Delaware Law and the certificate of incorporation, the Board may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, in property or in shares of the capital stock of the Corporation.

Section 7.03. Year. The fiscal year of the Corporation shall commence on January 1 and end on December 31 of each year.

Section 7.04. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 7.05. Voting of Stock Owned by the Corporation. The Board may authorize any person, on behalf of the Corporation, to attend, vote at and grant proxies to be used at any meeting of stockholders of any corporation (except this Corporation) in which the Corporation may hold stock.

Section 7.06. Amendments. These bylaws or any of them, may be altered, amended or repealed, or new bylaws may be made, by the stockholders entitled to vote thereon at any annual or special meeting thereof or by the Board.